Exhibit 10.4

CREDIT AGREEMENT

among

DIAMOND S SHIPPING II LLC,

as Parent Guarantor,

DSS VESSEL IV LLC,

as Borrower,

VARIOUS LENDERS

and

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,

as Administrative Agent and as Collateral Agent

Dated as of March 17, 2016

NORDEA BANK FINLAND PLC, NEW YORK BRANCH and

CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK,

as Bookrunners and Mandated Lead Arrangers

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

(iv)

(continued)

SCHEDULE I	-	Commitments
SCHEDULE II	-	Lender Addresses
SCHEDULE III	-	Subsidiaries
SCHEDULE IV-A	-	Required Insurance
SCHEDULE IV-B	-	Vessel Insurance
SCHEDULE V	-	ERISA
SCHEDULE VI	-	Collateral Vessels
SCHEDULE VII	-	Notice Addresses
SCHEDULE VIII	-	Collateral Vessel Amortization Amounts

EXHIBIT A	-	Form of Notice of Borrowing
EXHIBIT B-1	-	Form of Initial Term Note
EXHIBIT B-2	-	Form of Upsize Note
EXHIBIT C	-	Form of Solvency Certificate
EXHIBIT D	-	Form of Upsize Loan Commitment Agreement
EXHIBIT E	-	Form of Subsidiaries Guaranty
EXHIBIT F	-	Form of Pledge Agreement
EXHIBIT G-1	-	Form of Assignment of Earnings
EXHIBIT G-2	-	Form of Assignment of Insurances
EXHIBIT H	-	Form of Compliance Certificate
EXHIBIT I	-	Form of Subordination Provisions
EXHIBIT J	-	Form of Assignment and Assumption Agreement
EXHIBIT K	-	Form of Collateral Vessel Mortgage

(i)

CREDIT AGREEMENT, dated as of March 17, 2016, among DIAMOND S SHIPPING II LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands (the “Parent Guarantor”), DSS VESSEL IV LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands (the “Borrower”), the Lenders party hereto from time to time, NORDEA BANK FINLAND PLC, NEW YORK BRANCH (“Nordea”) and CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK, as Bookrunners and Mandated Lead Arrangers (the “Lead Arrangers”), and NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (as defined below) under the Security Documents. All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

WITNESSETH:

WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrower the Credit Facilities provided for herein:

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms.

1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Classification Society” shall mean DNV GL, Lloyds Register, Korean Register of Shipping, American Bureau of Shipping (ABS) and Bureau Veritas or such other first class vessel classification society that is a member of the International Association of Classification Societies that the Administrative Agent may approve from time to time.

“Acceptable Flag Jurisdiction” shall mean the Republic of the Marshall Islands, the Republic of Liberia, Malta, Singapore, Hong Kong, Panama, the Commonwealth of the Bahamas or such other flag jurisdiction as may be reasonably acceptable to the Required Lenders.

“Account Control Agreement” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Additional Collateral” shall mean additional Collateral reasonably satisfactory to the Required Lenders posted in favor of the Collateral Agent to cure non-compliance with Section 8.07(d) (it being understood that cash collateral comprised of Dollars (which shall be valued at par) shall be satisfactory), pursuant to security documentation reasonably satisfactory in form and substance to the Collateral Agent, in an aggregate amount sufficient to cure such non-compliance.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.

“Affiliate” shall mean, with respect to any Person, any other Person (including, for purposes of Section 8.06 only, all directors, officers and partners of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 8.06, an Affiliate of the Parent Guarantor shall include any Person that directly or indirectly owns more than 10% of any class of the capital stock of the Parent Guarantor and any officer or director of the Parent Guarantor or any of its Subsidiaries. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary contained above, for purposes of Section 8.06, neither the Administrative Agent, nor the Collateral Agent, nor any Lead Arranger nor any Lender (or any of their respective affiliates) shall be deemed to constitute an Affiliate of the Parent Guarantor or its Subsidiaries in connection with the Credit Documents or its dealings or arrangements relating thereto.

“Agents” shall mean, collectively, the Administrative Agent, the Collateral Agent and the Lead Arrangers.

“Aggregate Appraised Value” shall mean at the time of determination, the sum of the Appraised Value of all Collateral Vessels owned by the Subsidiary Guarantors at such time which are not then subject to an Event of Loss.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended or restated from time to time.

“Amendment Effective Date” shall have the meaning set forth in the Amendment Letter, dated as of March 13, 2018 by and among the Borrower, the Administrative Agent and the Lenders party thereto.

“Applicable Margin” shall mean (x) in the case of the Initial Term Loans, 2.20% per annum and (y) in the case of Upsize Loans, the rate per annum set forth in the Upsize Loan Commitment Agreement.

“Appraisal” shall mean, with respect to a Collateral Vessel, a written appraisal by an Approved Appraiser of the fair market value of such Collateral Vessel on the basis of a charter-free, arm’s length transaction between any able buyer and a seller not under duress.

“Appraised Value” of any Collateral Vessel at any time of determination shall mean the average Appraisals of at least two Approved Appraisers most recently delivered to, or obtained by, the Administrative Agent prior to such time pursuant to Section 5.02(d) or 7.01(d).

“Approved Appraiser” shall mean Affinity LLP, Clarkson Platou, Fearnleys AS, Arrow Sale & Purchase (UK) Limited, Braemar ACM, Maersk Broker K/S, Simpson Spence & Young Shipbrokers Ltd. or such other independent appraisal firm nominated by the Borrower and consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed) for the purposes of providing an Appraisal for a Collateral Vessel.

“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement substantially in the form of Exhibit J (appropriately completed).

“Attributable Loan Amount” shall mean, for any Collateral Vessel on any date of determination, an amount equal to:

(i)          the principal amount of the Loans made in respect of such Collateral Vessel on the Borrowing Date related to such Collateral Vessel, less

(ii)         the aggregate amount of the Collateral Vessel Amortization Amounts in respect of such Collateral Vessel for each Payment Date which have occurred prior to such date and which have been paid, less

(iii)        the amount by which the Attributable Loan Amount for such Collateral Vessel has been reduced prior to such date pursuant to Section 4.02(e).

“Authorized Officer” shall mean the chairman of the board, the president, any vice president, the treasurer, the secretary, any assistant secretary, any other financial officer, an authorized manager and any other officer (or a Person or Persons so designated by any officer) of any Credit Party.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall have the meaning provided in Section 9.05.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean a borrowing of Loans from all the Lenders (other than any Lender which has not funded its share of a Borrowing in accordance with this Agreement) having Commitments under the relevant Tranche on a given date having the same Interest Period.

“Borrowing Date” shall mean the date of (i) the incurrence of a Loan by the Borrower on consummation of the delivery of a Collateral Vessel, or (ii) the date the Borrower incurs a Loan to pre-position funds to make the delivery installment under a shipbuilding contract in respect of a Collateral Vessel, in each case pursuant to Section 2.01(a) and/or (b).

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in New York City, Paris or London.

“Capitalization” shall mean the sum of (i) Total Net Debt plus (ii) Consolidated Net Worth.

“Capitalized Lease Obligations” of any Person shall mean all rental obligations which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean:

(i)         securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition,

(ii)        time deposits and certificates of deposit of, or deposits held with, any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person,

(iii)       time deposits and certificates of deposit of, or deposits held with, any Lender,

(iv)        repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above,

(v)         commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person,

(vi)        investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above, and

(vii)       such other securities or instruments as the Required Lenders shall agree in writing.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, if not already enacted as of the Closing Date, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall be deemed to occur on the 30th day immediately succeeding the date on which any of the following first occurs:

(a) prior to the occurrence of a Qualified IPO, the Permitted Holders own (directly or indirectly) less than 30% of outstanding Equity Interests or voting rights in the Parent Guarantor,

(b) following a Qualified IPO, any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act, as in effect on the Closing Date), other than the Permitted Holders, shall have (i) acquired (directly or indirectly) more than 30% of outstanding Equity Interests or voting rights in the Parent Guarantor or (ii) obtained the power (whether or not exercised) to elect, appoint or remove a majority of the Parent Guarantor’s managers or board of directors or similar body or executive committee thereof, or

(c) following a Qualified IPO, the Permitted Holders shall cease to own beneficially on a fully diluted basis, in the aggregate, at least 30% of the Equity Interests in the Parent Guarantor.

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Closing Date” shall have the meaning provided in Section 11.11.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Earnings and Insurance Collateral, all Collateral Vessels, and all cash and Cash Equivalents at any time delivered as collateral thereunder or as required hereunder.

“Collateral Agent” shall mean the Administrative Agent acting as mortgagee, security trustee or collateral agent for the Secured Creditors pursuant to the Security Documents.

“Collateral and Guaranty Requirements” shall mean with respect to each Collateral Vessel, the requirement that:

(i)          each Subsidiary of the Borrower that is required to be a Subsidiary Guarantor in accordance with the definition thereof shall have duly authorized, executed and delivered to the Administrative Agent the Subsidiaries Guaranty, substantially in the form of Exhibit E (as modified, supplemented or amended from time to time, the “Subsidiaries Guaranty”) or a joinder thereto in form and substance reasonably acceptable to the Administrative Agent, and the Subsidiaries Guaranty shall be in full force and effect;

(ii)         the Parent Guarantor, the Borrower and each Subsidiary Guarantor (determined as provided in clause (i) above) shall have duly authorized, executed and delivered the Pledge Agreement substantially in the form of Exhibit F (as modified, supplemented or amended from time to time, the “Pledge Agreement”) or a joinder thereto in form and substance reasonably acceptable to the Administrative Agent, and pursuant to which all of the Equity Interests of the Borrower and each Subsidiary Guarantor that owns such Collateral Vessel (and the Equity Interests of the Person that owns, directly or indirectly, the Equity Interests in such Credit Party, if any) shall have been pledged to secure the Obligations and shall have (A) delivered to the Collateral Agent all the Pledged Securities referred to therein, together with executed and undated stock powers in the case of capital stock constituting Pledged Securities, and (B) otherwise complied with all of the requirements set forth in the Pledge Agreement;

(iii)        the Borrower, the Collateral Agent and Nordea, as depositary bank, shall have duly executed and delivered a control agreement substantially in the form attached to the Pledge Agreement with respect to the Concentration Account (as defined in the Pledge Agreement) (as modified, supplemented or amended from time to time, the “Account Control Agreement”);

(iv)        (A) the Subsidiary Guarantor that owns such Collateral Vessel shall have duly authorized, executed and delivered (x) an Assignment of Earnings substantially in the form of Exhibit G-1 (as modified, supplemented or amended from time to time, the “Assignment of Earnings”) and (y) an Assignment of Insurances substantially in the form of Exhibit G-2 (as modified, supplemented or amended from time to time, the “Assignment of Insurances”) together covering all of such Credit Party’s present and future Earnings and Insurance Collateral, and (B) the Borrower shall use its commercially reasonable efforts to obtain an Assignment of Charters (existing or future) substantially in the form of Exhibit B to the Assignment of Earnings (as modified, supplemented or amended from time to time, the “Assignment of Charters”) for any charter or similar contract of employment with a term in excess of 36 months (such charter, a “Pledged Charter”) (provided that the Borrower shall not be required to obtain an Assignment of Charters with respect to any charter or similar contract of employment if, and to the extent, an assignment thereof is prohibited thereby or in violation thereof; provided, further, that the Borrower shall obtain an assignment of such charter or similar contract of employment at such time as the relevant prohibition shall no longer be applicable), and shall use commercially reasonable efforts to provide appropriate notices and consents related thereto, together granting a security interest and lien on all of such Credit Party’s (i) present and future Earnings and Insurance Collateral and (ii) present and future rights and receivables under Pledged Charters, in each case together with proper Financing Statements (Form UCC-1) in form for filing under the UCC or in other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Assignment of Earnings, Assignment of Charters and the Assignment of Insurances;

(v)         each Collateral Vessel Owner shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry a Collateral Vessel Mortgage with respect to such Collateral Vessel and such Collateral Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable first priority security interest, in and lien upon such Collateral Vessel, subject only to Permitted Liens;

(vi)        all filings, deliveries of instruments and other actions necessary or appropriate in the reasonable opinion of the Collateral Agent to perfect and preserve the security interests described in clauses (ii) through and (v) above shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent;

(vii)       the Administrative Agent shall have received an Appraisal from two Approved Appraisers of such Collateral Vessel of a recent date (and in no event dated earlier than 30 days prior to the relevant Borrowing Date) in scope, form and substance reasonably satisfactory to the Administrative Agent;

(viii)      the Administrative Agent shall have received each of the following:

(a)         evidence that such Collateral Vessel is registered in the name of the relevant Subsidiary Guarantor in the register of the applicable Acceptable Flag Jurisdiction and that such Collateral Vessel and all other Collateral related to such Collateral Vessel are free from Liens other than Permitted Liens; and

(b)         evidence that (i) the transfer of title to such Collateral Vessel from the builder to the relevant Subsidiary Guarantor has been duly recorded at the relevant registry in the applicable Acceptable Flag Jurisdiction free from Liens other than Permitted Liens and (ii) any prior registration of such Collateral Vessel in the name of any third party in any ship register, if any, has been deleted; and

(c)         an interim class certificate (and as soon as reasonably practicable after the delivery of such Collateral Vessel, a final class certificate) from an Acceptable Classification Society indicating that such Collateral Vessel meets the criteria specified in Section 7.14(c); and

(d)         certified copies of all agreements related to the technical and commercial management of each Collateral Vessel to which the Borrower or a Subsidiary Guarantor is a party; and

(e)         certified copies of all ISM Code and ISPS Code documentation for each Collateral Vessel; and

(f)          a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent (it being understood that BankServe and Marsh are acceptable) with respect to the insurance maintained by the Credit Parties in respect of such Collateral Vessel, together with a certificate from such broker certifying that such insurances, (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent and/or the Lenders as secured party and mortgagee, (ii) conform with the insurance requirements of each respective Collateral Vessel Mortgage (it being understood that, except as required by applicable law, the insurance requirements of such Collateral Vessel Mortgage shall not exceed the Required Insurance) and (iii) include, without limitation, copies of the Required Insurance;

(ix)         the Administrative Agent shall have received from:

(a)        special New York counsel to the Borrower and the Credit Parties (which shall be Seward & Kissel LLP or another New York law firm reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Borrowing Date for such Collateral Vessel,

(b)        special Republic of the Marshall Islands counsel to each of the Credit Parties (which shall be Seward & Kissel LLP or another law firm qualified to render an opinion as to the Republic of the Marshall Islands law reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Borrowing Date for such Collateral Vessel, and

(c)         if applicable, counsel to each of the Credit Parties in the jurisdiction of the flag of such Collateral Vessel (other than the Marshall Islands, which is covered by the opinion in clause (b)), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Borrowing Date for such Collateral Vessel covering such matters as shall be required by the Administrative Agent, in each case which shall be in form and substance reasonably acceptable to the Administrative Agent; and

(x)          to the extent not previously delivered, the Administrative Agent shall have received (i) a certificate, dated the relevant Borrowing Date and reasonably acceptable to the Administrative Agent, signed by an Authorized Officer, member or general partner of each Credit Party which owns such Collateral Vessel, with appropriate insertions, together with copies of the Organizational Documents of such Credit Party and the resolutions of such Credit Party referred to in such certificate authorizing the consummation of the Transaction; and (ii) copies of governmental approvals (if any) and good standing certificates which the Administrative Agent may have reasonably requested in connection therewith.

“Collateral Disposition” shall mean (i) the sale, lease, transfer or other disposition by the Borrower or a Subsidiary Guarantor of any Collateral Vessel (or of the Equity Interests in the Subsidiary that owns such Collateral Vessel), other than (x) pursuant to a Permitted Charter by the Borrower or any of its Subsidiaries to any Person or (y) by one Credit Party to another Credit Party, provided that the Collateral and Guaranty Requirements for such Collateral Vessel shall be satisfied at all times, or (ii) any Event of Loss of any Collateral Vessel.

“Collateral Vessel” shall mean (i) each Initial Term Loan Vessel, (ii) the Upsize Loan Vessel, and (iii) any vessel provided as Additional Collateral.

“Collateral Vessel Acquisition” shall mean the acquisition by a Subsidiary Guarantor of a Collateral Vessel.

“Collateral Vessel Amortization Amount” shall mean, for any Collateral Vessel for any Payment Date, the amount equal to

(x) the Attributable Loan Amount for such Collateral Vessel on the Borrowing Date for such Collateral Vessel divided by

(y) the product of:

(i)          15 minus a fraction, the numerator of which is the number of days between the date of delivery of such Collateral Vessel by the builder thereof to the relevant Subsidiary Guarantor which owns such Collateral Vessel and the Borrowing Date for such Collateral Vessel and the denominator of which is 365, and

(ii)         four,

provided, that (x) with respect to only the first Payment Date for each Collateral Vessel (and not any subsequent Payment Date), the Collateral Vessel Amortization Amount for such Collateral Vessel for such Payment Date shall be reduced pro rata based on the number of days in the relevant fiscal quarter in which such Payment Date occurs which have elapsed prior to the Borrowing Date for such Collateral Vessel and (y) the Collateral Vessel Amortization Amount for any Collateral Vessel provided as Additional Collateral shall be deemed to be zero.

On each Borrowing Date and on each date on which the Attributable Loan Amount is reduced in accordance with Section 4.02(e), the Administrative Agent shall, and is hereby authorized to, amend Schedule VIII hereto to reflect the Attributable Loan Amount and the Collateral Vessel Amortization Amount for each Collateral Vessel after giving effect to the Loans being made on such Borrowing Date and such reductions, as the case may be.

“Collateral Vessel Mortgage” shall mean a first preferred mortgage, in substantially the form of Exhibit K attached hereto, or a first priority mortgage and related deed of covenant (as applicable) in such form as may be reasonably satisfactory to the Administrative Agent and the Borrower (including, without limitation, any first preferred mortgage or first priority mortgage and related deed of covenant, as applicable, delivered pursuant to a Flag Jurisdiction Transfer), as such mortgage (and deed of covenant, if applicable) may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof granted by the applicable Collateral Vessel Owner in favor of the Collateral Agent, as security trustee and as mortgagee.

“Collateral Vessel Owner” shall mean, at any time, a Subsidiary Guarantor which owns a Collateral Vessel.

“Commercial Manager” shall mean collectively, (i) Diamond S Management and (ii) upon prior written notice thereof, one or more commercial managers selected by the Borrower and reasonably acceptable to the Required Lenders including any Affiliate of the Borrower.

“Commitment” shall mean, for each Lender, the Initial Term Loan Commitments, or an Upsize Loan Commitment.

“Commitment Commission” shall have the meaning provided in Section 3.01(a).

“Commitment Termination Date” shall mean (i) with respect to Initial Term Loan Commitments, the Initial Term Loan Commitment Termination Date and (ii) with respect to Upsize Loan Commitments, the Upsize Loan Availability Termination Date.

“Concentration Account” shall mean that certain deposit account of the Borrower designated in the Pledge Agreement as being pledged to the Collateral Agent, which deposit account shall be held by Nordea Bank Finland Plc, New York Branch, and into which the Borrower and each Guarantor, as applicable, shall procure that all hires, freights, insurance proceeds, pool income and other sums payable in respect of the Collateral Vessels are credited and which amounts shall be freely available to the Borrower, provided that no Event of Default has occurred and is continuing.

“Consolidated” shall mean the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any accounting period, the Consolidated Net Income plus, to the extent deducted in computing Consolidated Net Income of the Parent Guarantor for such accounting period, the sum, without duplication, of (a) depreciation expense, (b) amortization expense, (c) Consolidated Interest Expense plus any non-cash interest expense that would otherwise be Consolidated Interest Expense in accordance with the definition thereof, (d) provision for taxes based on income, and (e) other non-cash charges to the extent deducted in calculating Consolidated Net Income, in each case, as reflected in the “Consolidated Statement of Operations” of the Parent Guarantor and its Consolidated Subsidiaries, including the Borrower and the Subsidiary Guarantors, prepared in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the sum of the total consolidated cash interest expense of the Parent Guarantor and its Subsidiaries for such period (calculated (i) without regard to any limitations on the payment thereof and (ii) after giving effect to any net payments made or received and costs incurred by the Parent Guarantor with respect to interest rate swap agreements) plus, without duplication, that portion of Capitalized Lease Obligations of the Parent Guarantor and its Subsidiaries representing the cash interest factor for such period, less interest income for such period.

“Consolidated Net Income” shall mean, for any period, the consolidated net after tax income of the Parent Guarantor and its Subsidiaries for such period determined in accordance with GAAP.

“Consolidated Net Worth” shall mean at any time of determination, member’s equity of the Parent Guarantor and its Subsidiaries (including the Borrower) on a consolidated basis determined in accordance with GAAP.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Financial Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any products warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if the less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit Document Obligations” shall mean, except to the extent consisting of obligations, liabilities or indebtedness with respect to Interest Rate Protection Agreements, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest, fees and indemnities (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Credit Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding)) (other than an Excluded Swap Obligation) of each Credit Party to the Lender Creditors (provided, in respect of the Lender Creditors which are Lenders, such aforementioned obligations, liabilities and indebtedness shall arise only for such Lenders (in such capacity) in respect of Loans and/or Commitments), whether now existing or hereafter incurred under, arising out of, or in connection with this Agreement and the other Credit Documents to which such Credit Party is a party (including, in the case of each Credit Party that is a Guarantor, all such obligations, liabilities and indebtedness of such Credit Party under the Guaranty to which it is a party) (other than Excluded Swap Obligations) and the due performance and compliance by such Credit Party with all of the terms, conditions and agreements contained in this Agreement and in such other Credit Documents.

“Credit Documents” shall mean this Agreement, the Fee Letter, each Note, each Security Document, the Subsidiaries Guaranty and, after the execution and delivery thereof, each additional guaranty or additional security document executed pursuant to Section 7.11.

“Credit Facilities” shall mean, collectively, the Initial Term Loan Facility and the Upsize Loan Facility.

“Credit Party” shall mean the Parent Guarantor, the Borrower and each Subsidiary Guarantor and “Credit Party” shall mean any one of them.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Diamond S Management” shall mean Diamond S Management LLC, a Marshall Islands limited liability company.

“Disqualified Stock” shall mean, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable) and the termination of the Commitments, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock of such Person), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Financial Indebtedness or any other Equity Interests that would constitute Disqualified Stock of such Person, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interest of such Person is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability.

“Dividend” with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its stockholders or members or authorized or made any other distribution, payment or delivery of property (other than common stock or the right to purchase any of such stock of such Person) or cash to its stockholders or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or membership interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of, or equity interests in, such Person outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollars” and the sign “$” shall each mean lawful money of the United States.

“Earnings and Insurance Collateral” shall mean all “Earnings Collateral” and “Insurance Collateral”, as the case may be, as defined in the respective Assignment of Earnings and the Assignment of Insurances.

“ECP” shall have the meaning assigned to such term in the definition of Excluded Swap Obligation.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” shall mean and include a commercial bank or financial institution and, in the event of the occurrence and continuance of an Event of Default, a fund or other Person which regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement, any other Person which would constitute a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act as in effect on the Closing Date or other “accredited investor” (as defined in Regulation D of the Securities Act), provided that neither (i) any Credit Party or any Affiliate of any Credit Party nor (ii) any natural Person shall be an Eligible Transferee at any time.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, Legal Requirement, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Borrower or any of its Subsidiaries, relating to the environment, and/or Hazardous Materials, including, without limitation, CERCLA; OPA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which together with the Parent Guarantor or a Subsidiary of the Parent Guarantor would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” shall mean with respect to each Interest Period for a Loan, the offered rate (rounded upward to the nearest 1/100 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period as is displayed on Reuters LIBOR 01 Page (or such other service as may be nominated by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a London Interbank Offered Rate available) (the “Screen Rate”), provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further that if on such date no such rate is so displayed, the Eurodollar Rate for such period shall be the arithmetic average (rounded upward to the nearest 1/100 of 1%) of the rate quoted to the Administrative Agent by the Reference Banks for deposits of Dollars in an amount approximately equal to the amount in relation to which the Eurodollar Rate is to be determined for a period equivalent to such applicable Interest Period by the prime banks in the London interbank Eurodollar market at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period (provided that in the event the Eurodollar Rate calculated according to this proviso shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement), in each case divided (and rounded upward to the nearest 1/100 of 1%) by a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 9.

“Event of Loss” shall mean any of the following events: (x) the actual or constructive total loss of a Collateral Vessel or the agreed or compromised total loss of a Collateral Vessel; or (y) the capture, condemnation, confiscation, expropriation, requisition for title and not hire, purchase, seizure or forfeiture of, or any taking of title to, a Collateral Vessel. An Event of Loss shall be deemed to have occurred: (i) in the event of an actual loss of a Collateral Vessel, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Collateral Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Collateral Vessel, at the time and on the date on which notice claiming the loss of the Collateral Vessel is given to the insurers; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the Person making the same. Notwithstanding the foregoing, if such Collateral Vessel shall have been returned to any Credit Party following any event referred to in clause (y) above prior to the date upon which payment is required to be made under Section 4.02(b), no Event of Loss shall be deemed to have occurred by reason of such event.

“Exchange Act” shall mean the Securities Exchange Act of 1934 (as amended).

“Excluded Swap Obligation” shall mean, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (each an “ECP”) at the time the Guaranty of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.11) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.04, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.04(c), (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” shall have the meaning provided in Section 6.19(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement to implement the foregoing.

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fee Letter” shall mean that certain Fee Letter dated as of January 8, 2016 among the Borrower and the Lead Arrangers.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“Financial Covenants” shall mean the covenants set forth in Section 8.07.

“Financial Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates), (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, any other hedging agreement or under any similar type of agreement and (viii) all Off-Balance Sheet Liabilities of such Person. The Financial Indebtedness of any Person shall include the Financial Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Financial Indebtedness shall not include trade payables, or indebtedness (other than indebtedness for borrowed money) incurred in the ordinary course of business to pay for alterations or modifications of a Collateral Vessel to comply with regulatory requirements, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Flag Jurisdiction” shall mean the flag jurisdiction of a Collateral Vessel on the Borrowing Date for such Collateral Vessel, which, for the avoidance of doubt, must be an Acceptable Flag Jurisdiction.

“Flag Jurisdiction Transfer” shall mean the transfer of the registration and flag of a Collateral Vessel from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction, provided that the following conditions are satisfied with respect to such exchange:

(i)          On each Flag Jurisdiction Transfer Date, the Credit Party which is consummating a Flag Jurisdiction Transfer on such date shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry a Collateral Vessel Mortgage (which Collateral Vessel Mortgage shall, to the extent possible, be registered as a “continuation mortgage” to the original Collateral Vessel Mortgage recorded in the initial Acceptable Flag Jurisdiction) with respect to the Collateral Vessel being transferred (the “Transferred Collateral Vessel”) and such Collateral Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable first priority security interest, in and lien upon such Transferred Collateral Vessel, subject only to Permitted Liens. All filings, deliveries of instruments and other actions necessary or appropriate in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent.

(ii)         On each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received from counsel to the Credit Parties consummating the relevant Flag Jurisdiction Transfer reasonably satisfactory to the Administrative Agent practicing in those jurisdictions in which the Transferred Collateral Vessel is registered and/or the Credit Party owning such Transferred Collateral Vessel is organized, opinions which shall be addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the Collateral Vessel Mortgage(s) and such other matters incident thereto as the Administrative Agent may reasonably request.

(iii)        On each Flag Jurisdiction Transfer Date:

(A)         the Administrative Agent shall have received (x) a certificate of ownership issued by the registry of the applicable Acceptable Flag Jurisdiction showing the registered ownership of the Transferred Collateral Vessel transferred on such date in the name of the relevant Subsidiary Guarantor and (y) a certificate of ownership and encumbrance or, as applicable a transcript of registry with respect to the Transferred Collateral Vessel transferred on such date, indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens; and

(B)         the Administrative Agent shall have received a certificate reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the Credit Party in respect of the Transferred Collateral Vessel transferred on such date certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Collateral Agent as mortgagee and (ii) conform with the insurance requirements of the respective Collateral Vessel Mortgages.

(iv)        On or prior to each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received a certificate, dated the Flag Jurisdiction Transfer Date, signed by an Authorized Officer, member, general partner or attorney in fact of the Credit Party consummating such Flag Jurisdiction Transfer, certifying that (A) all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Flag Jurisdiction Transfer being consummated on such date and otherwise referred to herein shall have been obtained and remain in effect or that no such approvals and/or consents are required and (B) there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Flag Jurisdiction Transfer or the other transactions contemplated by this Agreement.

(v)         On each Flag Jurisdiction Transfer Date, the Collateral and Guaranty Requirements, as applicable, for the Transferred Collateral Vessel shall have been satisfied.

(vi)        On each Flag Jurisdiction Transfer Date, (a) no Event of Default has occurred and is continuing and (b) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

“Flag Jurisdiction Transfer Date” shall mean the date on which a Flag Jurisdiction Transfer occurs.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Parent Guarantor or any one or more of its Subsidiaries primarily for the benefit of employees of the Parent Guarantor or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, and which plan would be covered by Title IV of ERISA but which is not subject to ERISA by reason of Section 4(b)(4) of ERISA.

“FRC” shall mean First Reserve Corporation, any parallel vehicle thereof and their respective investment vehicles (each of such parallel vehicles and investment vehicles shall be an Affiliate of First Reserve Corporation).

“GAAP” shall have the meaning provided in Section 11.07(a).

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” shall mean, collectively, the Parent Guarantor and each Subsidiary Guarantor.

“Guaranties” shall mean, collectively the Parent Guaranty and the Subsidiaries Guaranty; each thereof individually being a “Guaranty”.

“Hazardous Materials” shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority under Environmental Laws.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Borrowing Date” shall mean the date occurring after the Closing Date on which the Borrowing of an Initial Term Loan hereunder occurs.

“Initial Term Loan” shall have the meaning provided in Section 2.01(a).

“Initial Term Loan Commitment” shall mean, the amount set forth opposite such Lender’s name in Schedule I hereto as the same may be (x) terminated pursuant to Sections 3.02, 3.03 and/or 9, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.12 or 11.04(b).

“Initial Term Loan Commitment Termination Date” shall mean December 31, 2016.

“Initial Term Loan Facility” shall mean the senior secured post-delivery term loan facility in the aggregate principal amount of up to $75,000,000 provided under this Agreement.

“Initial Term Note” shall have the meaning provided in Section 2.05(a).

“Initial Term Loan Vessel” shall mean, at any time, each of the Initial Term Loan Vessels listed on Schedule VI hereto, in each case, the acquisition of which is financed by an Initial Term Loan pursuant to the terms hereof, which is subject to a first priority perfected Collateral Vessel Mortgage at such time and with respect to which the other Collateral and Guaranty Requirements are satisfied at such time.

“Interest Determination Date” shall mean, with respect to any Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.

“Interest Period” shall have the meaning provided in Section 2.08.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement meant to hedge interest rate fluctuations under this Agreement.

“Investments” shall have the meaning provided in Section 8.05.

“ISM Code” shall mean the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) and A.788 (19), as the same may be amended or supplemented from time to time.

“ISPS Code” shall mean the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation (“IMO”) adopted by a Diplomatic conference of the IMO on Maritime Security on 13 December 2002 and now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) to take effect on 1 July 2004.

“Lead Arrangers” shall have the meaning provided in the first paragraph of this Agreement.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Legal Requirement” shall mean, as to any Person, any law, treaty, convention, statute, ordinance, decree, award, requirement, order, writ, judgment, injunction, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority which is binding on such Person.

“Lender” shall mean each financial institution with a Commitment and/or with outstanding Loans and listed on Schedule I hereto, as well as any Person which becomes a “Lender” hereunder pursuant to Section 2.12 or Section 11.04(b). For the avoidance of doubt, the definition of “Lender” shall include any “Upsize Lender”.

“Lender Creditors” shall mean the Lenders holding from time to time outstanding Loans and/or Commitments, the Administrative Agent and the Collateral Agent, each in their respective capacities.

“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured) to make available its portion of any Borrowing, (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (iii) such Lender having notified the Administrative Agent and/or any Credit Party (x) that it does not intend to comply with its obligations under Sections 2.01(a) or (b), as the case may be, in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section or (y) of the events described in preceding clause (ii); provided that, for purposes of (and only for purposes of) Section 2.12, the term “Lender Default” shall also include, as to any Lender, (I) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (II) any previously cured “Lender Default” of such Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least 90 consecutive days, (III) any default by such Lender with respect to its obligations under any other credit facility to which it is a party and which the Administrative Agent believes in good faith has occurred and is continuing, and (IV) the failure of such Lender to make available its portion of any Borrowing within one (1) Business Day of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) Lenders constituting the Required Lenders has or have, as applicable, funded its or their portion thereof.

“Leverage Ratio” shall mean, at any date of determination, the ratio of Total Net Debt of the Parent Guarantor and its Subsidiaries on such date to Capitalization of the Parent Guarantor and its Subsidiaries on such date.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice validly filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each Initial Term Loan and each Upsize Loan.

“Management Agreement” shall mean that certain Ship Management Agreement, dated as of February 10, 2014, between the Borrower, DSS Vessel LLC and Diamond S Management, as in effect on the date hereof and without giving effect to any amendments, restatements, supplements or other modifications thereto (other than any amendments, restatements, supplements or other modifications thereto solely to add or remove Vessels (as defined therein)).

“Margin Stock” shall have the meaning provided in Regulation U.

“Market Disruption Event” shall mean either of the following events:

(i)          if, at or about noon on the Interest Determination Date for the relevant Interest Period, the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Administrative Agent to determine the Eurodollar Rate for the relevant Interest Period; or

(ii)         before close of business in New York on the Interest Determination Date for the relevant Interest Period, the Administrative Agent receives notice from a Lender or Lenders whose outstanding Loans exceed 50% of the aggregate Loans outstanding at such time that (i) the cost to such Lenders of obtaining matching deposits in the London interbank Eurodollar market for the relevant Interest Period would be in excess of the Eurodollar Rate for such Interest Period or (ii) such Lenders are unable to obtain funding in the London interbank Eurodollar market.

“Material Adverse Effect” shall mean any event, change or condition that, individually or taken as a whole has had, or could reasonably be expected to have, a material adverse effect (v) on the rights or remedies of the Lender Creditors under the Credit Facilities, (w) on the ability of any of the Credit Parties (individually or taken as a whole) to perform its or their obligations to the Lender Creditors under the Credit Facilities, or (x) on the property, assets, operations, liabilities or financial condition of the Parent Guarantor and its Subsidiaries taken as a whole.

“Maturity Date” shall mean the seven-year anniversary of the Closing Date.

“Minimum Borrowing Amount” shall mean $1,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” shall mean an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) which is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and which is currently contributed to by (or to which there is a current obligation to contribute of) the Parent Guarantor or a Subsidiary of the Parent Guarantor or any ERISA Affiliate (other than any Person who is considered an ERISA Affiliate solely pursuant to subsection (m) or (o) of Section 414 of the Code), and any such “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) to which the Parent Guarantor or a Subsidiary of the Parent Guarantor or any ERISA Affiliate (other than any Person who is considered an ERISA Affiliate solely pursuant to subsection (m) or (o) of Section 414 of the Code) contributed to or had an obligation to contribute to such “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) during the preceding five-year period.

“Non-Consenting Lender” shall have the meaning provided in Section 11.13(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Nordea” shall have the meaning provided in the first paragraph of this Agreement.

“Note” shall mean each Initial Term Note and each Upsize Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03.

“Notice Office” shall mean the office of the Administrative Agent located at 1211 Avenue of Americas, 23rd Floor, New York, NY 10036, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document. Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event will the Obligations include any Excluded Swap Obligations.

“OFAC” shall have the meaning provided in Section 6.19(b).

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OPA” shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq., 46 U.S.C. §3703(a) et seq.

“Organizational Documents” with respect to any Credit Party shall mean the Memorandum of Association or Certificate of Incorporation, as the case may be, Certificate of Formation (including, without limitation, by the filing or modification of any certificate of designation), By-Laws, limited liability company agreement or partnership agreement (or equivalent organizational documents) of such Credit Party.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Creditors” shall mean any Lender or any affiliate thereof and their successors and assigns if any (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason), with which the Borrower enters into any Interest Rate Protection Agreements from time to time.

“Other Loan Agreement” shall mean that certain US$355,000,000 Senior Secured Term Loan Credit Facility, dated as of March 24, 2011 (as amended, restated, amended and restated, supplemented, modified, replaced or Refinanced from time to time), by and among, inter alios, DSS Vessel LLC, as Borrower, the financial institutions and other Persons party from time to time thereto as Lenders and DnB NOR Bank ASA, New York Branch, as Facility Agent and Security Trustee.

“Other Obligations” shall mean all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Credit Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding, but excluding for the avoidance of doubt, any Excluded Swap Obligations) owing by any Credit Party to the Other Creditors under, or with respect to (including, in the case of any Guarantor, all such obligations (other than Excluded Swap Obligations), liabilities and indebtedness under the Guaranty to which it is a party), any Interest Rate Protection Agreement, whether such Interest Rate Protection Agreement is now in existence or hereafter arising, and the due performance and compliance by such Credit Party with all of the terms, conditions and agreements contained therein.

“Other Taxes” shall have the meaning provided in Section 4.04(b).

“Overhead Expenses” shall mean any and all administrative and overhead expenses, including, without limitation, expenses for payroll and benefits, insurance, real estate, travel, technology, rent, utilities, dues and subscriptions, marketing and communications, service agreements, office equipment and supplies, inspections and appraisals for vessels, business development and taxes.

“Parent Guarantor” shall have the meaning provided in the first paragraph of this Agreement.

“Parent Guaranty” shall mean the guaranty of the Parent Guarantor pursuant to Section 12 hereof.

“Participant Register” shall have the meaning provided in Section 11.04(a).

“PATRIOT Act” shall have the meaning provided in Section 11.21.

“Payment Date” shall mean the last Business Day of each September, December, March and June, commencing with the last Business Day of the first full fiscal quarter following the Initial Borrowing Date.

“Payment Office” shall mean the office of the Administrative Agent located at 1211 Avenue of Americas, 23rd Floor, New York, NY 10036, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Charter” shall mean any charter or other similar contract of employment of a Collateral Vessel made between a Collateral Vessel Owner and a third party charterer that is not a Credit Party, another Subsidiary of the Parent Guarantor or an Affiliate of the Parent Guarantor; provided that (x) for any charter which, as of the execution date of such charter or contract of employment, with the exercise of any extension option, has a term of longer than 36 months, the Collateral Vessel Owner will use its commercially reasonable efforts to have the third party charterer subordinate its interests in the Collateral Vessel to the interests of the Collateral Agent as mortgagee of the Collateral Vessel, all on terms and conditions reasonably satisfactory to the Collateral Agent, (y) the Borrower shall provide prompt notice to the Administrative Agent of any charter or other similar contract of employment made (i) for a period which, as of the execution date of such charter or contract of employment, with the exercise of any extension option, has a term of longer than 36 months or (ii) for less than market rate at the time when the charter or other similar contract of employment is fixed, and (z) no such charter or other similar contract of employment shall be a bareboat charter or demise charter.

“Permitted Holder” shall mean FRC and Ross and their respective Affiliates.

“Permitted Liens” shall have the meaning provided in Section 8.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA, which is currently maintained or contributed to by (or to which there is a current obligation to contribute of) the Parent Guarantor or a Subsidiary of the Parent Guarantor or any ERISA Affiliate and which is subject to ERISA.

“Pledge Agreement” shall have the meaning set forth in the definition of “Collateral and Guaranty Requirements”.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledged Securities” shall mean “Securities” as defined in the Pledge Agreement pledged (or required to be pledged) pursuant thereto.

“Preferred Equity”, as applied to the Equity Interests of any Person, shall mean Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Disqualified Stock.

“Pro Rata Share” shall have the definition provided in Section 4.05.

“Qualified Capital Stock” shall mean any Equity Interest other than Disqualified Stock.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or the grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an ECP at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified IPO” shall mean a bona fide underwritten sale to the public of common stock of the Parent Guarantor (or a direct or indirect parent thereof that directly or indirectly controls or is under direct or indirect common control with the Parent Guarantor) pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of the Parent Guarantor or any of its Subsidiaries, as the case may be) that is declared effective by the Securities and Exchange Commission or any successor thereto and such offering, together with prior offerings, results in the sale of not less than 20% of the common stock of the Parent Guarantor (or a direct or indirect parent thereof that directly or indirectly controls or is under direct or indirect common control with the Parent Guarantor).

“Recipient” shall mean (a) any Agent and (b) any Lender.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Reference Banks” shall mean, at any time, (i) if there are two or fewer Lenders at such time, each Lender and (ii) if there are three or more Lenders at such time, each Lead Arranger and one other Lender as shall be determined by the Administrative Agent.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other Indebtedness or enter alternative financing arrangements, in exchange or replacement for such Indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated and including, in each case, through any facilities agreement, credit agreement, indenture or other agreement.

“Register” shall have the meaning provided in Section 11.17.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Relevant Vessel” shall have the meaning provided in Section 2.01(c).

“Replaced Lender” shall have the meaning provided in Section 2.12.

“Replacement Lender” shall have the meaning provided in Section 2.12.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan (other than any Plan maintained by a Person who is considered an ERISA Affiliate solely pursuant to subsection (m) or (o) of Section 414 of the Code or any Multiemployer Plan) that is subject to Title IV of ERISA other than those events as to which the 30-day notice period referred to in Section 4043 is waived.

“Representative” shall have the definition provided in Section 4.05(d).

“Required Insurance” shall mean insurance as set forth on Schedule IV-A hereto.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Loans and Commitments at such time represents in excess of 66 2/3% of the sum of all outstanding Loans and Commitments of Non-Defaulting Lenders.

“Restricted Party” shall mean a person (a) that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person); (b) that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to Sanctions Laws; (c) that is directly or indirectly owned or controlled by a Person referred to in clauses (a) and/or (b) above; or (d) with which any Lender is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws.

“Restricted Payment” with respect to any Person shall mean any Dividend in respect of the Equity Interests of the Borrower, any Subsidiary Guarantor or the Parent Guarantor.

“Returns” shall have the meaning provided in Section 6.11(b).

“Ross” shall mean W.L. Ross & Co. LLC, any parallel vehicle thereof and their respective investment vehicles (each of such parallel vehicle and investment vehicle shall be an Affiliate of W.L. Ross & Co. LLC).

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Sanctions Laws” shall mean the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restructure measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority.

“Sanctions Authority” shall mean the United Nations, the European Union, the member states of the European Union, the United States of America and any authority acting on behalf of any of them in connection with Sanctions Laws.

“Sanctions List” shall mean any list of prohibited persons or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority.

“Scheduled Amortization Payment Amount” shall mean for any Payment Date, the sum of the Collateral Vessel Amortization Amounts for such Payment Date for each Collateral Vessel then owned by a Collateral Vessel Owner.

“Screen Rate” shall have the meaning provided in the definition of Eurodollar Rate.

“Secured Creditors” shall mean collectively the Other Creditors together with the Lender Creditors.

“Secured Obligations” shall mean (i) the Credit Document Obligations, (ii) the Other Obligations, (iii) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral, (iv) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of the Credit Parties referred to in clauses (i) and (ii) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs, and (v) all amounts paid by any Secured Creditor as to which such Secured Creditor has the right to reimbursement under the Security Documents. In no event will the Secured Obligations include any Excluded Swap Obligations.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Pledge Agreement (including all joinders and supplements thereto), each Assignment of Earnings, each Assignment of Insurances, each Assignment of Charters, each Collateral Vessel Mortgage, each Account Control Agreement and, after the execution and delivery thereof, each additional security document executed pursuant to Section 7.11.

“Seller’s Bank” shall have the meaning provided in Section 5.02.

“Sister Company” shall have the meaning provided in Section 7.01(i).

“Specified Currency” shall have the meaning provided in Section 11.18.

“Specified Period” shall mean the period from the Amendment Effective Date until and including the earliest of (i) March 31, 2019, (ii) the day any Restricted Payment pursuant to Section 8.03(b)(iii) is made or paid by the Borrower or the Parent Guarantor in accordance with the terms of this Agreement, and (iii) the day any Investment pursuant to Section 8.05(e) or 8.05(g) is made in accordance with the terms of this Agreement.

“Specified Requirements” shall mean the requirements set forth in clauses (i), (v), (vii), (viii)(a), (viii)(b), (viii)(c) and (viii)(f) of the definition of “Collateral and Guaranty Requirements.”

“Subsidiaries Guaranty” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Subsidiary Guarantor” shall mean each wholly-owned direct and indirect Subsidiary of the Parent Guarantor that owns, directly or indirectly, any Collateral Vessel, on a joint and several basis, each such Subsidiary to be party to the Subsidiaries Guaranty or execute a counterpart thereof after the Closing Date.

“Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Manager” shall mean (i) Diamond S Management or any Subsidiary thereof, and (ii) subject to Section 8.14(b), Anglo-Eastern Shipmanagement, Northern Marine Group, Thome Ship Management, V Ships and Wallem Ship Management Limited, or one or more other technical managers selected by the Borrower and reasonably acceptable to the Required Lenders.

“Test Period” shall mean each period of four consecutive fiscal quarters, in each case taken as one accounting period.

“Total Commitment” shall mean, at any time, the sum of the Total Initial Term Loan Commitments and, after the effectiveness thereof, the Commitments of each of the Lenders at such time.

“Total Debt” shall mean, as to the Parent Guarantor and its Consolidated Subsidiaries (including the Borrower) at any time, the aggregate sum (without duplication) of (i) all Financial Indebtedness as reflected on the Consolidated balance sheet of the Parent Guarantor, (ii) all obligations to pay a specific purchase price for goods or services whether or not delivered or accepted (i.e., take or pay and similar obligations which in accordance with GAAP would be shown on the liability side of the balance sheet), (iii) all net obligations under interest rate agreements and (iv) all guarantees of non-consolidated entity obligations; provided, however, that balance sheet accruals for future drydock expenses shall not be classified as Total Debt.

“Total Net Debt” shall mean, as to the Parent Guarantor and its Consolidated Subsidiaries (including the Borrower) at any time, the aggregate sum of Total Debt less cash and Cash Equivalents then held by the Parent Guarantor and its Consolidated Subsidiaries.

“Total Initial Term Loan Commitment” shall mean, at any time, the sum of the Initial Term Loan Commitments of each of the Lenders at such time.

“Total Upsize Loan Commitment” shall mean, at any time, the sum of the Upsize Loan Commitments of each of the Lenders at such time.

“Tranche” shall mean a facility hereunder with commitments to be utilized in making Loans with the same interest rate. For the avoidance of doubt, Upsize Loans incurred pursuant to Section 2.13 shall constitute a separate Tranche from the Tranche of Initial Term Loans.

“Transaction” shall mean, collectively, (i) each Collateral Vessel Acquisition, (ii) the entering into of the Credit Documents and the incurrence of Loans hereunder and (iii) the payment of all fees and expenses in connection with the foregoing.

“Transferred Collateral Vessel” shall have the meaning provided in the definition of “Flag Jurisdiction Transfer” in this Section 1.01.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, as of the most recent valuation date for the applicable Plan, by which the present value of the Plan’s benefit liabilities determined in accordance with actuarial assumptions at such time consistent with those prescribed by Section 430 of the Code and Section 303 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA.

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted Cash and Cash Equivalents” shall mean, when referring to cash or Cash Equivalents of the Parent Guarantor, the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) does not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of the Parent Guarantor, the Borrower or of any such Subsidiary, (ii) are not subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors or (iii) are otherwise generally available for use by the Parent Guarantor, the Borrower or such Subsidiary.

“Unutilized Commitment” shall mean any Initial Term Loan Commitment and any Upsize Loan Commitment.

“Upsize Lender” shall have the meaning specified in Section 2.13(b).

“Upsize Loan” shall have the meaning specified in Section 2.13(a).

“Upsize Loan Availability Termination Date” shall mean December 31, 2016.

“Upsize Loan Commitment” shall mean, for any Lender, any Upsize Loan Commitment provided by such Lender in the Upsize Loan Commitment Agreement delivered pursuant to Section 2.13; it being understood, however, that on each date upon which an Upsize Loan Commitment of any Lender becomes effective, such Upsize Loan Commitment of such Lender shall be added to (and thereafter become a part of) the Upsize Loan Commitment of such Lender, if any, for all purposes of this Agreement as contemplated by Section 2.13.

“Upsize Loan Commitment Agreement” shall mean the Upsize Loan Commitment Agreement in substantially the form of Exhibit D (appropriately completed, and with such modifications as may be reasonably satisfactory to the Administrative Agent) executed and delivered in accordance with Section 2.13

“Upsize Loan Commitment Date” shall mean the date upon which the Upsize Loan Commitment under the Upsize Loan Commitment Agreement becomes effective as provided in Section 2.13(b), as applicable.

“Upsize Loan Commitment Requirements” shall mean, with respect to the provision of the Upsize Loan Commitment on the Upsize Loan Commitment Date, the satisfaction of each of the following conditions on the Upsize Loan Commitment Date: (i) no Default or Event of Default exists or would exist after giving effect to the Upsize Loan Commitment Agreement and the incurrence of the Upsize Loan Commitment thereunder; (ii) all of the representations and warranties contained in the Credit Documents shall be true and correct in all material respects on the Upsize Loan Commitment Date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); (iii) the delivery by the Credit Parties to the Administrative Agent of an acknowledgment, in form and substance reasonably satisfactory to the Administrative Agent and executed by each Credit Party, acknowledging that such Upsize Loan Commitment and all Upsize Loans subsequently incurred under such Upsize Loan Commitment shall constitute Credit Document Obligations and shall, subject to the terms of Section 2.13(a), form part of a new Tranche of Loans and may have different pricing than the Tranche of Initial Term Loans; (iv) the delivery by the Credit Parties to the Administrative Agent of an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Credit Parties satisfactory to the Administrative Agent and dated on the Upsize Loan Commitment Date, covering such matters incident to the transactions contemplated thereby as the Administrative Agent may reasonably request; (v) the delivery by each Credit Party to the Administrative Agent of such other officers’ certificates, board of director (or equivalent governing body) resolutions and evidence of good standing (to the extent available under applicable law) as the Administrative Agent shall reasonably request; (vi) the Credit Parties shall have delivered a certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii); (vii) the Parent Guarantor and its Subsidiaries shall be in pro forma compliance with the Financial Covenants both before and after giving effect to the Upsize Loan Commitment on the Upsize Loan Commitment Date; and (viii) the completion by each Credit Party of such other actions as the Administrative Agent may reasonably request in connection with the Upsize Loan Commitment in order to create, continue or maintain the security interests of the Collateral Agent in the Collateral and the perfection thereof (including, without limitation, any amendments to Security Documents, additional Security Documents, any mortgage amendments, title insurance policies and such other documents reasonably requested by the Administrative Agent to be delivered in connection therewith).

“Upsize Loan Facility” shall mean the senior secured upsize term loan facility in the aggregate principal amount of up to $35,000,000 provided under this Agreement.

“Upsize Loan Vessel” shall mean (i) Hull No. 315809 or Hull No.315810 Suezmax tanker built at the New Times Shipyard, (ii) classed with an Acceptable Classification Society free of overdue recommendations and conditions affecting class, (iii) registered in an Acceptable Flag Jurisdiction and (iv) owned (or which will be owned) by a Subsidiary Guarantor.

“Upsize Note” shall have the meaning specified in Section 2.05(a).

“Vessel Acquisition Documentation” shall mean the documentation entered into by any Credit Party or Subsidiary of any Credit Party in connection with the acquisition of a Collateral Vessel.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time directly or indirectly owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has directly or indirectly a 100% equity interest at such time.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)          As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, and (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the Borrower or any other Credit Party shall be construed to include the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding.

(c)          The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.03 Rounding. Any financial ratios required to be maintained by the Parent Guarantor or the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 2. Amount and Terms of Credit Facilities

2.01 The Commitments.

(a)          Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Term Loan Commitment severally agrees to make a term loan or term loans (each, an “Initial Term Loan” and, collectively, the “Initial Term Loans”) to the Borrower, which Initial Term Loans: (i) may only be incurred pursuant to a single drawing on the Borrowing Date relating to an Initial Term Loan Vessel, which shall occur in each case on or after the Closing Date and prior to the Initial Term Loan Commitment Termination Date for such Initial Term Loan Vessel; provided that the Initial Borrowing Date shall occur on or prior to June 30, 2016; (ii) shall be denominated in Dollars and (iii) shall be made by each such Lender in an aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender on the relevant Borrowing Date (determined before giving effect on such Borrowing Date to the termination thereof on such date pursuant to Section 3.03). Once repaid, Initial Term Loans incurred hereunder may not be reborrowed.

(b)          Subject to Section 2.13 and the other terms and conditions set forth herein, each Lender with an Upsize Loan Commitment severally agrees to make Upsize Loans to the Borrower, which Upsize Loans: (i) may be incurred pursuant to a single drawing on any Borrowing Date relating to the Upsize Loan Vessel which shall occur on or after the Closing Date and prior to the Upsize Loan Availability Termination Date; provided that the Initial Borrowing Date shall occur on or before June 30, 2016, (ii) shall be incurred pursuant to a Tranche of Upsize Loans separate from the Tranche of Initial Term Loans and (iii) shall be made by each such Lender in an aggregate principal amount equal to the Upsize Loan Commitment of such Lender under the relevant Tranche on the relevant Borrowing Date (determined before giving effect to the termination thereof on such date pursuant to Section 3.03). Once repaid, Upsize Loans incurred hereunder may not be reborrowed.

(c)          Notwithstanding the foregoing, in no event will the principal amount of the Loans made on any Borrowing Date in respect of a Collateral Vessel exceed the lesser of (A) 60% of the Appraised Value of such Collateral Vessel with respect to which Loans are made on such Borrowing Date (a “Relevant Vessel”) and (B) (x) in the case of any Initial Term Loan Vessel, $37,500,000 or (y) in the case of the Upsize Loan Vessel, $35,000,000.

2.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount. More than one Borrowing may occur on the same date.

2.03 Notice of Borrowing. Whenever the Borrower desires to incur Loans hereunder, it shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 10:00 AM (New York time) on such day. Each such written notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.09, shall be irrevocable and shall be given by the Borrower substantially in the form of Exhibit A, appropriately completed to specify and include:

(i)          the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing,

(ii)         the calculations required to establish whether the Borrower is in compliance with the provisions of Section 2.01(c) for the Relevant Vessel,

(iii)        the date of such Borrowing (which shall be a Business Day),

(iv)        whether the Loans being incurred pursuant to such Borrowing shall constitute Initial Term Loans or Upsize Loans,

(v)         the name of the Relevant Vessel being acquired on such date, and

(vi)        the initial Interest Period to be applicable thereto in accordance with Section 2.08.

The Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

2.04 Disbursement of Funds. Except as otherwise specifically provided in the immediately succeeding sentence, no later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing, each Lender with a Commitment under the respective Tranche will make available its pro rata portion of each such Borrowing requested to be made on such date. All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office of the Administrative Agent and the Administrative Agent will make available to the Borrower (on such day to the extent of funds actually received by the Administrative Agent prior to 12:00 Noon (New York time) on such day) at the Payment Office, in the account specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.07.

2.05 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 11.17 and shall, if requested by such Lender, also be evidenced by (i) in the case of Initial Term Loans, a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, an “Initial Term Note” and, collectively, the “Initial Term Notes”) and (ii) in the case of Upsize Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, an “Upsize Note” and, collectively, the “Upsize Notes”).

(b)          Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrower’s obligations in respect of such Loans.

(c)          Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall be delivered only to Lenders that at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the Credit Documents. Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations on such Note otherwise described in preceding clause (b). At any time (including, without limitation, to replace any Note that has been destroyed or lost) when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to such Lender the requested Note in the appropriate amount or amounts to evidence such Loans, provided that, in the case of a substitute or replacement Note, the Borrower shall have received from such requesting Lender (i) an affidavit of loss or destruction and (ii) a customary lost/destroyed Note indemnity, in each case in form and substance reasonably acceptable to the Borrower and such requesting Lender, and duly executed by such requesting Lender.

2.06 Pro Rata Borrowings. All Borrowings of Initial Term Loans and Upsize Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Initial Term Loan Commitments or Upsize Loan Commitments, as the case may be. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.07 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan of a Tranche from the date of Borrowing thereof until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall be equal to the sum of the Applicable Margin for such Tranche plus the Eurodollar Rate for the relevant Interest Period, each as in effect from time to time.

(b)          If the Borrower fails to pay any amount payable by it under a Credit Document on its due date, interest shall accrue on the overdue amount (in the case of overdue interest to the extent permitted by law) from the due date up to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (c) below, 2% plus the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Administrative Agent. Any interest accruing under this Section 2.07(b) shall be immediately payable by the Borrower on demand by the Administrative Agent.

(c)          If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to such Loan:

(i)          the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)         the rate of interest applying to the overdue amount during that first Interest Period shall be 2% plus the rate which would have applied if the overdue amount had not become due.

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(d)          Accrued and unpaid interest shall be payable (i) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (ii) on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)          Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the Loans to be made pursuant to the applicable Borrowing and shall promptly notify the Borrower and the respective Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.08 Interest Periods. At the time the Borrower gives any Notice of Borrowing in respect of the making of any Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Loan (in the case of any subsequent Interest Period) (provided that any such notice shall be deemed to be given on a certain day only if given before 10:00 AM (New York time)), it shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an “Interest Period”) applicable to such Loan, which Interest Period shall, at the option of the Borrower, be a one ((or, with the consent of the Administrative Agent, less than one) month, provided that such no such consent shall be required for the initial Borrowing in respect of any Collateral Vessel), three month or six month period (or such other period as all the Lenders may agree); provided that:

(i)          all Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)         subject to clause (iii) below, each Interest Period for any Loan after the initial Interest Period with respect thereto shall commence on the day on which the immediately preceding Interest Period applicable thereto expires;

(iii)        if any Interest Period relating to a Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)        if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period for a Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(v)         no Interest Period in respect of any Borrowing of Loans shall be selected which extends beyond the Maturity Date;

(vi)        any Interest Period commencing less than one month prior to the Maturity Date shall end on the Maturity Date;

(vii)       unless the Required Lenders otherwise agree, no Interest Period longer than three months may be selected at any time when a Default or Event of Default has occurred and is continuing;

(viii)      if, at any time, the Borrower shall select an Interest Period of less than one month for any Loan, then the Eurodollar Rate applicable to such Loan for such Interest Period shall be based on (x) the Screen Rate at such time, if available, or (y) if the Screen Rate is not then available, the rate supplied by the Reference Banks to the Administrative Agent to determine the Eurodollar Rate for such Interest Period;

(ix)         no Interest Period shall be selected which extends beyond any date upon which a scheduled repayment of Loans will be required to be made under Section 4.02(a) if the aggregate principal amount of Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of Loans then outstanding less the aggregate amount of such required repayment on such date; and

(x)          no more than 24 Interest Periods shall be outstanding at any time.

If upon the expiration of any Interest Period applicable to a Borrowing of Loans, the Borrower has failed to elect a new Interest Period to be applicable to such Loans as provided above, the Borrower shall be deemed to have elected a three month Interest Period to be applicable to such Loans effective as of the expiration date of such current Interest Period.

2.09 Increased Costs, Illegality, Market Disruption, etc. (a) In the event that any Lender shall have reasonably determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)          at any time that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of, without duplication, the introduction of or effectiveness of or any Change in Law since the Closing Date in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy or otherwise or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Loan or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender or the entity controlling such Lender is organized or in which the principal office of such Lender or the entity controlling such Lender or such Lender’s applicable lending office is located or any subdivision thereof or therein), but without duplication of any amounts payable in respect of Taxes pursuant to Section 4.04, (B) a change in official reserve requirements but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate, or (C) a change that will have the effect of increasing the amount of capital required to be maintained by such Lender, or any corporation controlling such Lender, based on the existence of such Lender’s Commitments hereunder or its obligations hereunder; or

(ii)         at any time, that the making or continuance of any Loan has been made unlawful by any law or governmental rule, regulation or order;

then, and in any such event, such Lender shall promptly give notice (by telephone confirmed in writing) to the Borrower and, in the case of clause (ii) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the Lenders). Thereafter (x) in the case of clause (i) above, the Borrower agrees (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased costs or reductions to such Lender or such other corporation and (y) in the case of clause (ii) above, the Borrower shall take one of the actions specified in Section 2.09(b) as promptly as possible and, in any event, within the time period required by law. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.09(a) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.09(a), will give prompt written notice thereof to the Borrower, which notice shall set out, in reasonable detail, the basis for the calculation of such additional amounts; provided that, subject to the provisions of Section 2.11(b), the failure to give such notice shall not relieve the Borrower from its obligations hereunder.

(b)          At any time that any Loan is affected by the circumstances described in Section 2.09(a)(i), the Borrower may, and in the case of a Loan affected by the circumstances described in Section 2.09(a)(ii), the Borrower shall, either (x) if the affected Loan is then being made initially, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date or the next Business Day that such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.09(a)(i) or (ii) or (y) if the affected Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, in the case of any Loan, repay all outstanding Borrowings (within the time period required by the applicable law or governmental rule, governmental regulation or governmental order) which include such affected Loans in full in accordance with the applicable requirements of Section 4.02; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.09(b).

(c)          If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of such Tranche of the Loan for the relevant Interest Period shall be the rate per annum which is the sum of:

(i)          the Applicable Margin; and

(ii)         the rate determined by each Lender and notified to the Administrative Agent, which expresses the actual cost to each such Lender of funding its participation in such Tranche of the Loan for a period equivalent to such Interest Period from whatever source it may reasonably select.

(d)          If a Market Disruption Event occurs and the Administrative Agent or the Borrower so require, the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest. Any alternative basis agreed pursuant to the immediately preceding sentence shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties. If no agreement is reached pursuant to this clause (d), the rate provided for in clause (c) above shall apply for the entire Interest Period.

(e)          If any Reference Bank ceases to be a Lender under this Agreement, (x) it shall cease to be a Reference Bank and (y) the Administrative Agent shall, with the approval (which shall not be unreasonably withheld) of the Borrower, nominate as soon as reasonably practicable another Lender to be a Reference Bank in place of such Reference Bank.

2.10 Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting and the calculation of such compensation; provided that no Lender shall be required to disclose any information that would be confidential or price sensitive), for all reasonable and documented losses, expenses and liabilities (including, without limitation, any such loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans but excluding any loss of anticipated profits) which such Lender may sustain in respect of Loans made to the Borrower: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Loans does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.09(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 2.09(a), Section 4.01 or Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 9) of any of its Loans, or assignment of its Loans pursuant to Section 2.12, occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of any other Default or Event of Default arising as a result of the Borrower’s failure to repay Loans or make payment on any Note held by such Lender when required by the terms of this Agreement.

2.11 Change of Lending Office; Limitation on Additional Amounts. (a) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.09(a), Section 2.09(b) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable good faith efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage (other than any such disadvantage that is immaterial and reimbursed by the Borrower), with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.11 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in Sections 2.09 and 4.04.

(b)          Notwithstanding anything to the contrary contained in Sections 2.09, 2.10 or 4.04 of this Agreement, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within 180 days of the later of (x) the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual or constructive knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to said Section 2.09, 2.10 or 4.04, as the case may be, to the extent the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs 180 days prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 2.09, 2.10 or 4.04, as the case may be. This Section 2.11(b) shall have no applicability to any Section of this Agreement other than said Sections 2.09, 2.10 and 4.04.

2.12 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.09(a), Section 2.09(b) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, or (z) as provided in Section 11.13(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower shall have the right, if no Event of Default will exist immediately after giving effect to the respective replacement, to either replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent, provided that:

(i)          at the time of any replacement pursuant to this Section 2.12, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 11.04(b) (and with all fees payable pursuant to said Section 11.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum (without duplication) of (x) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (y) an amount equal to all accrued, but unpaid, Commitment Commission owing to the Replaced Lender pursuant to Section 3.01; and

(ii)         all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.12, the Administrative Agent shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.12 and Section 11.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to (i) the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 4.04, 11.01, 11.17 and 11.18), which shall survive as to such Replaced Lender.

2.13 Upsize Loan Commitments. (a) The Borrower shall have the right, in consultation and coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.13, but without requiring the consent of the Lenders, to request at any time after the Closing Date and prior to the Upsize Loan Availability Termination Date that one or more Lenders (and/or one or more other Persons reasonably satisfactory to the Administrative Agent which are Eligible Transferees and which will become Lenders) provide Upsize Loan Commitments and, subject to the applicable terms and conditions contained in this Agreement and the Upsize Loan Commitment Agreement, make Upsize Loans pursuant thereto, provided that:

(i)          no Lender shall be obligated to provide an Upsize Loan Commitment pursuant hereto, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Upsize Loan Commitment and executed and delivered to the Administrative Agent and the Borrower an Upsize Loan Commitment Agreement as provided in clause (b) of this Section 2.13, such Lender shall not be obligated to fund any Initial Term Loans in excess of its Initial Term Loan Commitment (if any) as in effect prior to giving effect to such Upsize Loan Commitment provided pursuant to this Section 2.13;

(ii)         any Lender (including any Person which is an Eligible Transferee who will become a Lender) may so provide an Upsize Loan Commitment hereunder without the consent of any other Lender;

(iii)        the Total Upsize Loan Commitments permitted to be provided pursuant to this Section 2.13 shall not exceed in the aggregate $35,000,000;

(iv)        Upsize Loans issued pursuant to such Upsize Loan Commitments shall be used in accordance with Section 6.10(b);

(v)         such Upsize Loan Commitments and the Upsize Loans issued pursuant thereto shall have the same terms as the Initial Term Loan Commitments and the Initial Term Loans, provided that Upsize Loan Commitments shall be incurred pursuant to a separate Tranche whereby the term loan or term loans issued pursuant thereto (each, an “Upsize Loan” and, collectively, the “Upsize Loans”) may have different pricing than the Initial Term Loans, but shall otherwise have the same terms as the Initial Term Loan Commitments and the Initial Term Loans in all material respects, including, without limitation, the final maturity date;

(vi)        all Upsize Loans incurred pursuant to an Upsize Loan Commitment (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the relevant Security Documents, and guaranteed under the Guarantees, on a pari passu basis with all other Loans secured by each relevant Security Document and guaranteed under the Guarantees; and

(vii)       each Lender (including any Person which is an Eligible Transferee who will become a Lender) agreeing to provide an Upsize Loan Commitment pursuant to an Upsize Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Upsize Loans pursuant to the terms hereof and of the Upsize Loan Commitment Agreements and such Upsize Loans shall constitute Loans for all purposes of this Agreement and the other applicable Credit Documents.

(b)          At the time of the provision of Upsize Loan Commitments pursuant to this Section 2.13, (i) the Borrower, each Guarantor, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Upsize Loan Commitment (each, an “Upsize Lender”) shall execute and deliver to the Borrower and the Administrative Agent an Upsize Loan Commitment Agreement, appropriately completed (with the effectiveness of the Upsize Loan Commitment provided therein to occur on the date set forth in such Upsize Loan Commitment Agreement, which date in any event shall be no earlier than the date on which (A) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid, (B) all Upsize Loan Commitment Requirements have been satisfied, (C) all conditions set forth in this Section 2.13 shall have been satisfied and (D) all other conditions precedent that may be set forth in the Upsize Loan Commitment Agreement shall have been satisfied) and (ii) (A) the Borrower, each Guarantor and the Collateral Agent and each Upsize Lender (as applicable) shall execute and deliver to the Administrative Agent and the Collateral Agent such additional Security Documents and/or amendments to the Security Documents which are necessary to ensure that all Loans incurred pursuant to the Upsize Loan Commitments are secured by each relevant Security Document, (B) the Collateral and Guaranty Requirements with respect to the Upsize Loan Vessel financed with the Upsize Loan shall be satisfied. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Upsize Loan Commitment Agreement and, at such time, Schedule I hereto shall be deemed modified to reflect the Upsize Loan Commitments of such Upsize Lenders.

2.14 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 3. Commitment Commission; Reductions of Commitment.

3.01 Commitment Commission; Fees. (a) The Borrower agrees to pay the Administrative Agent for distribution to each Non-Defaulting Lender a commitment commission (the “Commitment Commission”) for the period from the Closing Date (or the Upsize Loan Commitment Date, as applicable) to and including the Commitment Termination Date computed at a per annum rate equal to 35% of the Applicable Margin for the relevant Tranche of the daily Total Initial Term Loan Commitments and Total Upsize Loan Commitments, as the case may be, in each case, of such Non-Defaulting Lender. Accrued Commitment Commission shall be due and payable in arrears on each Payment Date and on the Maturity Date (or, if earlier, the date upon which the Initial Term Loan Commitments and Upsize Loan Commitments, as applicable, are terminated).

(b)          The Borrower shall pay (i) to the Lead Arrangers, the fees set forth in the Fee Letter and (ii) to the Administrative Agent, for the Administrative Agent’s own account, such other fees as have been agreed to in writing by the Borrower and the Administrative Agent.

3.02 Voluntary Termination of Unutilized Commitments. (a) Upon at least three Business Days’ prior notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate or reduce the Total Initial Term Loan Commitments and/or the Total Upsize Loan Commitments, as the case may be, in whole or in part prior to the Commitment Termination Date, in integral multiples of $1,000,000 in the case of partial reductions to the Initial Term Loan Commitments and/or the Upsize Loan Commitments, as the case may be, provided that, in each case, such reduction shall apply proportionately to permanently reduce the Initial Term Loan Commitments and/or the Upsize Loan Commitments, as applicable, as the case may be, of each Lender.

(b)          In the event of certain refusals by a Lender as provided in Section 11.13(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower may, subject to the requirements of said Section 11.13(b) and upon five Business Days’ written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), terminate all of the Commitment (if any) of such Lender so long as all Loans, together with accrued and unpaid interest, Commitment Commission and all other amounts, owing to such Lender are repaid concurrently with the effectiveness of such termination (at which time Schedule I hereto shall be deemed modified to reflect such changed amounts), and at such time such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 4.04, 11.01, 11.17 and 11.18), which shall survive as to such repaid Lender.

3.03 Mandatory Reduction of Commitments. (a) The Total Commitments (and the Commitments of each Lender) shall terminate in their entirety on March 31, 2016, unless the Closing Date has occurred prior to such date.

(b)          In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Initial Term Loan Commitment (and the Initial Term Loan Commitment of each Lender) shall terminate in its entirety on the Commitment Termination Date.

(c)          In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Upsize Loan Commitment (and the Upsize Loan Commitment of each Lender) provided under Section 2.01(b) shall terminate in its entirety on the Commitment Termination Date.

(d)          In addition to any other mandatory commitment reductions pursuant to this Section 3.03, on each Borrowing Date on which Loans are incurred, the Total Commitment and the Total Initial Term Loan Commitment or Total Upsize Loan Commitment, as the case may be, shall be permanently reduced by the aggregate principal amount of the Loans made on such Borrowing Date.

(e)          Each reduction to, or termination of, the Total Initial Term Loan Commitment or the Total Upsize Loan Commitment, as applicable, pursuant to this Section 3.03 shall be applied to proportionately reduce or terminate, as the case may be, the Initial Term Loan Commitment or Upsize Loan Commitment, as applicable, of each Lender with such a Commitment.

SECTION 4. Prepayments; Payments; Taxes.

4.01 Voluntary Prepayments. (a) The Borrower shall have the right to prepay the Loans, without premium or penalty except as provided by law, in whole or in part at any time and from time to time on the following terms and conditions:

(i)          the Borrower shall give the Administrative Agent, prior to 10:00 AM (New York time) at its Notice Office, at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Loans, the amount of such prepayment and the specific Borrowing or Borrowings pursuant to which such Loans were made, which notice the Administrative Agent shall promptly transmit to each of the Lenders;

(ii)         each partial prepayment of Loans pursuant to this Section 4.01 shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case);

(iii)        at the time of any prepayment of Loans pursuant to this Section 4.01 which occurs on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 2.10;

(iv)        except as expressly provided in clause (v) below, each prepayment pursuant to this Section 4.01 in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among the Loans comprising such Borrowing, provided that at the Borrower’s election in connection with any prepayment of Loans pursuant to this Section 4.01, such prepayment shall not, so long as no Event of Default then exists, be applied to any Loan of a Defaulting Lender until all other Loans of Non-Defaulting Lenders have been repaid in full; and

(v)         in the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 11.13(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay all Loans, together with accrued and unpaid interest, Fees, and other amounts owing to such Lender in accordance with, and subject to the requirements of, said Section 11.13(b) so long as (I) all Commitments of such Lender are terminated concurrently with such repayment pursuant to Section 4.02(d) (at which time Schedule I hereto shall be deemed modified to reflect the changed Commitments) and (II) the consents, if any, required under Section 11.13(b) in connection with the repayment pursuant to this clause (b) have been obtained.

(b)          Loans prepaid pursuant to this Section 4.01 may not be reborrowed.

4.02 Mandatory Repayments and Commitment Reductions.

(a)          In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, the Borrower shall be required to repay Loans on each Payment Date in an amount equal to the Scheduled Amortization Payment Amount for such Payment Date.

(b)          In addition to any other mandatory repayments or commitment reductions required pursuant to this Section 4.02, but without duplication, on (i) the date of any Collateral Disposition involving a Collateral Vessel (other than a Collateral Disposition constituting an Event of Loss) and (ii) the earlier of (A) the date which is 180 days following any Collateral Disposition constituting an Event of Loss involving a Collateral Vessel (or, if such date is not a Business Day, on the following Business Day) and (B) the date of receipt by the Parent Guarantor, the Borrower, any Subsidiary Guarantor or the Administrative Agent of the insurance proceeds relating to such Event of Loss (or, if such date is not a Business Day, on the following Business Day), in each case, the Borrower shall repay an aggregate principal amount of outstanding Loans in an amount equal to the Attributable Loan Amount of the affected Collateral Vessel.

(c)          Upon the occurrence of an Event of Default resulting from a breach of Section 8.07(d) and without duplication of the undertakings in such Section, the Borrower shall be required to immediately repay Loans in accordance with the requirements of Section 4.02(d) in an amount required to cure such Event of Default, provided that it is understood and agreed that the requirement to repay Loans under this Section 4.02(c) shall not be deemed a waiver of any other right or remedy that any Lender may have as a result of an Event of Default resulting from a breach of Section 8.07(d).

(d)          All prepayments of the Loans pursuant to Sections 4.01(a), 4.02 and 8.07(d)(y) shall be applied pro rata to each Tranche of Loans and pro rata to the outstanding Loans under the applicable Tranche.

(e)          The Attributable Loan Amount of the Collateral Vessels shall be reduced as follows:

(i)          each voluntary prepayment of Initial Term Loans or Upsize Loans pursuant to Sections 4.01(a), 4.01(c) and 8.07(d)(y) shall permanently reduce the Attributable Loan Amount of the Initial Term Loan Vessels or the Upsize Loan Vessel, as applicable, on a dollar for dollar basis as directed by the Borrower; and

(ii)         each prepayment of the Loans pursuant to Section 4.02(b) shall reduce the Attributable Loan Amount of the affected Collateral Vessel to zero.

For the avoidance of doubt, the parties hereto acknowledge and confirm that the reduction of the Attributable Loan Amount pursuant to this clause (e) has the effect of applying the relevant prepayment to reduce future Scheduled Amortization Payment Amounts and the balloon payment due on the Maturity Date on a pro rata basis.

(f)          With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the specific Borrowing or Borrowings pursuant to which such Loans were made, provided that (i) repayments of Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Loans of the relevant Tranche with Interest Periods ending on such date of required repayment have been paid in full and (ii) each repayment of any Loans comprising a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the preceding provisions of this clause (f), make such designation in its sole reasonable discretion with a view, but no obligation, to minimize breakage costs owing pursuant to Section 2.10.

(g)          The Loans repaid pursuant to this Section 4.02 may not be reborrowed.

(h)          Notwithstanding anything to the contrary contained elsewhere in this Agreement (other than the other mandatory repayments and commitment reductions required pursuant to this Section 4.02), all then outstanding Loans of each Tranche shall be repaid in full on the Maturity Date.

4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 10:00 AM (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent or such other office in the State of New York as the Administrative Agent may hereafter designate in writing. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04 Net Payments; Taxes.

(a)          All payments made by any Credit Party hereunder or under any Note will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for any Taxes imposed with respect to such payments unless required by applicable law. If applicable law requires the deduction or withholding of any Taxes from or in respect of any sum payable under any Note, then:

(i)          the Borrower shall be entitled to make such deduction or withholding,

(ii)         the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority and

(iii)        in the case of any Indemnified Taxes, the Borrower agrees to pay the full amount of such Indemnified Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein or in such Note.

If any amounts are payable in respect of Indemnified Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for Taxes imposed on or measured by the net income of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or Governmental Authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of Taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower will use commercially reasonable efforts to furnish to the Administrative Agent within 45 days after the date of payment of any Indemnified Taxes is due pursuant to applicable law certified copies of Tax receipts evidencing such payment or other evidence of such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Indemnified Taxes so levied or imposed and paid by such Lender.

(b)          Without duplicating the payments under subsection (a) above, the Borrower agrees to pay any and all present or future stamp, court or documentary Taxes and any other excise (in the nature of a documentary or similar Tax), property, intangible, filing or mortgage recording Taxes or charges or similar levies imposed by any Governmental Authority which arise from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Note excluding (i) such amounts imposed in connection with an Assignment and Assumption Agreement, grant of a participation, transfer or assignment to or designation of a new applicable lending office or other office for receiving payments under any Note, except to the extent that any such change is requested in writing by a Borrower and (ii) the registration or presentation of a Note is mandatorily required by law (all such non-excluded Taxes described in this Section 4.04(b) being referred to as “Other Taxes”).

(c)          Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient. For the avoidance of doubt, in the case of payment that is treated as being from sources in the U.S. for U.S. federal income Tax purposes, an Internal Revenue Service Form W-8 or W-9 will not be subject to the restrictions in the prior sentence.

(d)          If the Administrative Agent or a Lender determines in its sole discretion that it has actually received or realized a refund of any Indemnified Taxes as to which it has been indemnified by a Credit Party or with respect to which such Credit Party has paid additional amounts pursuant to Section 4.04(a), it shall pay over such refund to such Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under Section 4.04(a) with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined in the sole discretion of the Administrative Agent or Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). In the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority, then such Credit Party, upon the written request of the Administrative Agent or such Lender, agrees to promptly repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, but without any other interest, penalties or charges) to the Administrative Agent or such Lender. Nothing in this Section 4.04(d) shall require a Lender to disclose any confidential information (including, without limitation, its Tax returns or its calculations).

(e)          If a payment made to a Lender under any Note would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code or an intergovernmental agreement) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (e), if any applicable law requires the deduction or withholding of any Taxes from or in respect of any sum payable upon the Note, including any Taxes imposed under FATCA, the Administrative Agent shall be entitled to make deductions or withholding. “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)          Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(a) relating to the maintenance of a Participant Register and (iii) any Taxes excluded in Section 4.04(a) attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Note, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Note or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

4.05 Application of Proceeds. (a) All monies collected by the Collateral Agent upon any sale or other disposition of the Collateral of each Credit Party, together with all other monies received by the Administrative Agent or Collateral Agent under and in accordance with this Agreement and the other Credit Documents (except to the extent (i) such monies are for the account of the Administrative Agent or Collateral Agent only or (ii) released in accordance with the applicable provisions of this Agreement or any other Credit Document), shall be applied to the payment of the Secured Obligations in accordance as follows:

(i)          first, to the payment of all amounts owing the Collateral Agent of the type described in clauses (iii) and (iv) of the definition of “Secured Obligations”;

(ii)         second, to the extent proceeds remain after the application pursuant to the preceding clause (i), an amount equal to the outstanding Credit Document Obligations shall be paid to the Lenders as provided in Section 4.05(d) hereof, with each Lender receiving an amount equal to such outstanding Credit Document Obligations or, if the proceeds are insufficient to pay in full all such Credit Document Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iii)        third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Other Obligations shall be paid to the Other Creditors as provided in Section 4.05(d) hereof, with each Other Creditor receiving an amount equal to such outstanding Other Obligations or, if the proceeds are insufficient to pay in full all such Other Obligations, its Pro Rata Share of the amount remaining to be distributed; and

(iv)        fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, and following the termination of this Agreement and the Credit Documents in accordance with their terms, to the relevant Credit Party or to whomever may be lawfully entitled to receive such surplus.

(b)          For purposes of this Agreement, “Pro Rata Share” shall mean, when calculating a Secured Creditor's portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor's Credit Document Obligations or Other Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Credit Document Obligations or Other Obligations, as the case may be.

(c)          When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors hereunder shall be applied (for purposes of making determinations under this Section 4.05 only) (i) first, to their Credit Document Obligations and (ii) second, to their Other Obligations. If any payment to any Secured Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Credit Document Obligations or Other Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Credit Document Obligations or Other Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Credit Document Obligations or Other Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Credit Document Obligations or Other Obligations, as the case may be, of all Secured Creditors entitled to such distribution.

(d)          All payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent under this Agreement for the account of the Lender Creditors, and (y) if to the Other Creditors, to the trustee, paying agent or other similar representative (each a “Representative”) for the Other Creditors or, in the absence of such a Representative, directly to the Other Creditors.

(e)         For purposes of applying payments received in accordance with this Section 4.05, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under this Agreement and (ii) the Representative for the Other Creditors or, in the absence of such a Representative, upon the Other Creditors for a determination (which the Administrative Agent, each Representative for any Other Creditors and the Secured Creditors agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Credit Document Obligations and Other Obligations owed to the Lender Creditors or the Other Creditors, as the case may be. Unless it has actual knowledge (including by way of written notice from an Other Creditor) to the contrary, the Collateral Agent, shall be entitled to assume that no Interest Rate Protection Agreements are in existence.

(f)           It is understood and agreed that each Credit Party shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral pledged and Liens granted by it under and pursuant to the Security Documents and the aggregate amount of the Secured Obligations of such Credit Party.

SECTION 5. Conditions Precedent.

5.01 Closing Date. This Agreement shall become effective on the date on which each of the following conditions is satisfied:

(a)          Credit Agreement. The Parent Guarantor, the Borrower, the Administrative Agent and each of the Lenders who are initially parties hereto shall have signed a counterpart of this Agreement (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent.

(b)          Officer’s Certificates. The Administrative Agent shall have received certificates in form and substance reasonably acceptable to the Administrative Agent signed by an Authorized Officer of the Borrower and the Parent Guarantor, with appropriate insertions, together with copies of the Organizational Documents of the Borrower or Parent Guarantor, as applicable, and the resolutions of the Borrower or Parent Guarantor, as applicable, referred to in such certificate authorizing the consummation of the Transaction, a copy of a good standing certificate of the Borrower or Parent Guarantor, as applicable, and, with respect to the certificate of the Borrower, certifying that the conditions set forth in Sections 5.01(d), (e), (h) and (i) are satisfied (to the extent that, in each case, such conditions are not required to be acceptable (reasonably or otherwise) to the Administrative Agent).

(c)          PATRIOT Act. On or prior to the second day prior to the Closing Date, the Credit Parties shall have provided, or procured the supply of, the “know your customer” information required pursuant to the PATRIOT Act, to each of the Lenders and the Administrative Agent in connection with their respective internal compliance regulations thereunder or other information requested by any Lender or the Administrative Agent to satisfy related checks under all applicable laws and regulations pursuant to the transactions contemplated hereby, in each case to the extent requested by any Lender or the Administrative Agent not later than five days prior to the Closing Date.

(d)          Material Adverse Effect. On and as of the Closing Date, nothing shall have occurred since March 31, 2015 (and neither the Administrative Agent nor any of the Required Lenders shall have become aware of any condition or circumstance not previously known to them), which the Lenders determine has had or could reasonably be expected to have a Material Adverse Effect.

(e)          Litigation. On and as of the Closing Date, no litigation with respect to any Credit Party shall be pending or, to the knowledge of any Credit Party, threatened with respect to this Agreement or any other Credit Document or with respect to the Transaction or which the Administrative Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

(f)          Fees. On the Closing Date, the Borrower shall have paid to the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Lenders all Fees and all other reasonable fees and documented out-of-pocket costs and expenses (including, without limitation, the reasonable legal fees and expenses of White & Case LLP and other local counsel to the Administrative Agent) and other compensation due and payable on or prior to the Closing Date, in each case, payable to the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Lenders in respect of the transactions contemplated by this Agreement to the extent reasonably invoiced at least two Business Days prior to the Closing Date.

(g)          Solvency Certificate. On the Closing Date, the Parent Guarantor shall cause to be delivered to the Administrative Agent a solvency certificate from an Authorized Officer of the Parent Guarantor, substantially in the form of Exhibit C, which shall be addressed to the Administrative Agent and dated as of the Closing Date, setting forth the conclusion that, after giving effect to the Transaction and the incurrence of all the financings contemplated hereby, each Credit Party individually (after giving effect to rights of contribution and subrogation) and the Parent Guarantor and its Subsidiaries taken as a whole, are not insolvent and will not be rendered insolvent by the incurrence of such indebtedness, and will not be left with unreasonably small capital with which to engage in its business and will not have incurred debts beyond its ability to pay such debts as they mature.

(h)          Approvals. On and as of the Closing Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Transaction, the Loans, and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which, in the reasonable judgment of the Administrative Agent, restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction, the making of the Loans and the performance by the Credit Parties of the Credit Documents. In addition, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the consummation of the Transaction, the making of the Loans or the performance by the Credit Parties of the Credit Documents.

(i)          No Event of Default; Representations and Warranties. On and as of the Closing Date (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(j)          Legal Opinion. The Administrative Agent shall have received, on behalf of itself and the Lenders, a legal opinion from Seward & Kissel LLP, in its capacity as counsel to the Credit Parties, in form and substance reasonably acceptable to the Administrative Agent, dated as of the Closing Date and addressed to the Administrative Agent and the Lenders.

(k)          Process Agent. On and prior to the Closing Date, the Credit Parties have appointed a process agent in the State of New York and the Credit Parties shall have received evidence of the acceptance of such appointment from such process agent.

5.02 Conditions to Each Borrowing Date. The obligation of each Lender to make the Loans on any Borrowing Date is subject to the satisfaction of each of the following conditions:

(a)          Closing Date. On or prior to each Borrowing Date, (i) the Closing Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Initial Term Note and/or Upsize Note executed by the Borrower, in each case in accordance with Section 2.05.

(b)          Delivery of Collateral Vessel. The relevant Collateral Vessel Owner shall have received or shall receive substantially simultaneously with funding of the Loans with respect to the relevant Collateral Vessel, title to the relevant Collateral Vessel, and such Collateral Vessel Owner shall at such time be the record and beneficial owner of such Collateral Vessel free and clear of all liens other than the Permitted Liens.

(c)          Officer’s Certificate. The Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower certifying that the conditions set forth in Sections 5.02(e), (f), (h), (i) and (j) are satisfied (to the extent that, in each case, such conditions are not required to be acceptable (reasonably or otherwise) to the Administrative Agent).

(d)          Collateral and Guaranty Requirements. On or prior to each Borrowing Date, the Collateral and Guaranty Requirements with respect to each Collateral Vessel being financed on such Borrowing Date shall be satisfied or the Administrative Agent shall have waived such requirements (other than the Specified Requirements) and/or conditioned such waiver on the satisfaction of such requirements within a specified period of time.

(e)          No Conflicts. On each Borrowing Date, after giving effect to the consummation of the Transaction, the making of the Loans and the performance by the Credit Parties of the Credit Documents, the financings incurred in connection therewith and the other transactions contemplated hereby, there shall be no conflict with, or default under any material agreement to which the Borrower or any of its Subsidiaries is a party.

(f)          Approvals. On each Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the making of the Loan or the performance by the Credit Parties of the Credit Documents.

(g)          Borrowing Notice. The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.03.

(h)          Representations and Warranties. Before and after giving effect to the Loans being incurred on such date, all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects both before and after giving effect to such Loans with the same effect as though such representations and warranties had been made on the date of such Loans (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(i)          No Default or Event of Default. No Default and or Event of Default shall have occurred and be continuing, or would result from the Loans being incurred on such date.

(j)          Collateral Maintenance Test. On each Borrowing Date and immediately after giving effect to the Loans incurred on such date, the Borrower shall be in compliance with Section 8.07(d).

Notwithstanding anything to the contrary in Sections 5.02(a) through (f), Loans on any Borrowing Date may be borrowed before the applicable conditions set forth above in Sections 5.02(a) (other than clause (i) thereof) through (f) are met, provided that:

(i)          the Borrowing Date may not be more than five Business Days prior to the scheduled delivery date of the relevant Collateral Vessel; and

(ii)         on the Borrowing Date, the Administrative Agent shall (A) preposition the Loans with respect to such Borrowing Date at a bank or other financial institution (the “Seller’s Bank”) satisfactory to the Administrative Agent, which funds shall be held at the Seller’s Bank in the name and under the sole control of the Administrative Agent or an Affiliate thereof and (B) issue a SWIFT MT 199 or similar communication authorizing the release of such funds by the Seller’s Bank on the relevant delivery date upon receipt of a Protocol of Delivery and Acceptance in respect of the relevant Collateral Vessel, duly executed by the seller of the relevant Collateral Vessel and the relevant Subsidiary Guarantor and countersigned by a representative of the Administrative Agent;

provided that if the delivery of the relevant Collateral Vessel does not occur within five Business Days after the scheduled delivery date, the funds held at the Seller’s Bank shall be returned to the Administrative Agent for further distribution to the Lenders.

For the avoidance of doubt:

(A)         all interest and fees on the Loans shall accrue from the date the Loan is prepositioned at the Seller’s Bank;

(B)         the Administrative Agent and the Lenders suspend satisfaction of the conditions precedent set forth in clauses (viii)(a), (b), (c) and (e) of the definition of “Collateral and Guaranty Requirements” solely for the time period on and between the relevant Borrowing Date and (I) the relevant delivery date with respect to clauses (viii)(a), (b) and (c) and (II) within 5 days of the relevant delivery date with respect to clause (viii)(e);

(C)         if the Collateral Vessel is not delivered within the time prescribed and the proceeds of the Loans are returned to the Administrative Agent for distribution to the Lenders, (i) the Borrower shall pay all accrued interest and fees in respect of such returned proceeds on the date such proceeds are returned to the Administrative Agent and (ii) the relevant available Commitment will be increased by an amount equal to the aggregate principal amount of the Loan proceeds so returned; and

(D)         if the Loans are converted into a currency other than Dollars for deposit with the Seller’s Bank and the relevant Collateral Vessel is not delivered within the time prescribed and the proceeds of the Loans are returned to the Administrative Agent for further distribution to the Lenders, the Borrower shall pay any and all fees, charges and expenses arising from such conversion into an alternative currency and any fees, charges, expenses and shortfalls arising from the conversion of such proceeds back into Dollars.

SECTION 6. Representations and Warranties. In order to induce the Lenders to enter into this Agreement and to make the Loans, each of the Parent Guarantor and the Borrower, jointly and severally, makes the following representations and warranties, after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, with the borrowing of each Loan on or after the Closing Date being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct in all material respects on and as of the Closing Date and on each Borrowing Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):

6.01 Corporate/Limited Liability Company/Limited Partnership Status. Each Credit Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (ii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.02 Corporate Power and Authority. Each Credit Party has the corporate or other applicable power and authority to (i) own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (ii) execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken or will take in due course all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each of such Credit Documents.

6.03 Title; Maintenance of Properties.

Except as permitted by Section 8.01, each Credit Party has good and indefeasible title to all properties owned by it, and in the case of the Collateral, free and clear of all Liens, other than Permitted Liens.

6.04 Legal Validity and Enforceability.

(a)          Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes the legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(b)          After the execution and delivery thereof and upon the taking of the actions mentioned in the immediately succeeding sentence, each of the Security Documents creates in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable fully perfected first priority security interest in and Lien on all right, title and interest of the Credit Parties party thereto in the Collateral described therein, subject only to Permitted Liens. Subject to Sections 5.02(d) and 6.06 and the definition of “Collateral and Guaranty Requirements,” no filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings which shall have been made on or prior to each Borrowing Date.

(c)          Each of the Credit Documents is or, when executed will be, in proper legal form under the laws of the Republic of the Marshall Islands and the applicable Acceptable Flag Jurisdiction for the enforcement thereof under such laws, subject only to such matters which may affect enforceability arising under the law of the State of New York. To ensure the legality, validity, enforceability or admissibility in evidence of each such Credit Document in the Republic of the Marshall Islands and the applicable Acceptable Flag Jurisdiction, it is not necessary that any Credit Document or any other document be filed or recorded with any court or other authority in the applicable Acceptable Flag Jurisdiction, except as have been made, or will be made, in accordance with Section 5.

(d)          None of the Credit Parties has a place of business in any jurisdiction which requires any of the Security Documents to be filed or registered in that jurisdiction to ensure the validity of the Security Documents to which it is a party unless all such filings and registrations have been made or will be made, in accordance with Section 5.

6.05 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, will (i) contravene any material provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) materially violate or result in any material breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except Permitted Liens) upon any of the material properties or assets of any Credit Party pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which any Credit Party is a party or by which it or any of its material property or assets is bound or to which it may be subject or (iii) violate any provision of the Organizational Documents of any Credit Party.

6.06 Governmental Approvals.

(a)          No order, consent, approval, license, authorization or validation of, or filing, recording or registration with or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance by any Credit Party of any Credit Document to which it is a party or (ii) the legality, validity, binding effect or enforceability of any Credit Document to which it is a party, in each case, except (x) as have been obtained or made or (y) filings or other requisite actions necessary to perfect or establish the priority of the Liens created under the Security Documents.

(b)          No fees or taxes, including, without limitation, stamp, transaction, registration or similar taxes, are required to be paid to ensure the legality, validity, or enforceability of this Agreement or any of the other Credit Documents other than recording and filing fees and/or taxes which have been, or will be, paid as and to the extent due. Under the laws of the Republic of the Marshall Islands, the choice of the laws of the State of New York as set forth in the Credit Documents which are stated to be governed by the laws of the State of New York is a valid choice of law, and the irrevocable submission by each Credit Party to jurisdiction and consent to service of process and, where necessary, appointment by such Credit Party of an agent for service of process, in each case as set forth in such Credit Documents, is legal, valid, binding and effective.

6.07 Balance Sheets; Financial Condition; Undisclosed Liabilities.

(a)          (i) The audited consolidated balance sheet of the Parent Guarantor and its Subsidiaries at March 31, 2015 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Parent Guarantor and its Subsidiaries for the fiscal year ended on March 31, 2015 and (ii) the unaudited consolidated balance sheet of the Parent Guarantor and its Subsidiaries at December 31, 2015 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Parent Guarantor and its Subsidiaries for the nine-month period ended on such date, in each case furnished to the Lenders prior to the Closing Date, in each case present fairly in all material respects the consolidated financial condition of the Parent Guarantor and its Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby, subject to normal year-end adjustments. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(b)          All financial statements provided pursuant to Section 7.01(a) and Section 7.01(b) have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(c)          Except as fully disclosed in the balance sheets delivered pursuant to Section 6.07(a), there were, as of the date of delivery of the first balance sheets delivered pursuant to this Agreement, no liabilities or obligations with respect to the Parent Guarantor or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would be materially adverse to the Parent Guarantor and its Subsidiaries taken as a whole.

(d)          Since March 31, 2015, there has been no Material Adverse Effect.

6.08 Litigation. There is no litigation pending or, to the knowledge of any Credit Party, threatened (i) with respect to the Credit Documents or (ii) which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.09 True and Complete Disclosure.

(a)          All factual information (taken as a whole) furnished by or on behalf of the Credit Parties in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents to which any Credit Party is a party) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein was, as of the date such information was furnished (or, if such information expressly relates to a specific date, as of such specific date), taken as a whole, true and accurate in all material respects and did not fail to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time as such information was provided (or, if such information expressly relates to a specific date, as of such specific date).

(b)          The projections delivered to the Administrative Agent and the Lenders prior to the Closing Date have been prepared in good faith and are based on reasonable assumptions (it being understood that such financial projections are subject to uncertainties and contingencies, which may be beyond the control of the Parent Guarantor and the Borrower and that no assurances are given by the Parent Guarantor and the Borrower that the projections will be realized).

6.10 Use of Proceeds; Margin Regulations.

(a)          All proceeds of the Initial Term Loans shall be used (i) to finance, in part, the construction cost or contract price of Initial Term Loan Vessels, (ii) to reimburse, in part, the construction cost or contract price of the Initial Term Loan Vessels, (iii) to pay fees and expenses relating to the Transaction and (iv) for the Borrower’s general corporate and working capital purposes.

(b)          All proceeds of the Upsize Loans shall be used (i) to finance, in part, the construction cost or contract price of the Upsize Loan Vessel, (ii) to reimburse, in part, the construction cost or contract price of the Upsize Loan Vessel and (iii) to pay fees and expenses relating to the Transaction.

(c)          No part of the proceeds of any Loan will be used to buy or carry any Margin Stock or to extend credit for the purpose of buying or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with Regulations T, U or X of the Board of Governors of the Federal Reserve System.

(d)          No proceeds of the Loans shall be made available directly or, to the knowledge of any Credit Party, indirectly, to or for the benefit of a Restricted Party in violation of Sanctions Laws nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions Laws.

6.11 Taxes; Tax Returns and Payments.

(a)          All payments which a Credit Party is liable to make under the Credit Documents to which it is a party can properly be made without deduction or withholding for or on account of any Tax payable under any law of any relevant jurisdiction applicable as of the Closing Date.

(b)          The Borrower and each of its Subsidiaries has timely filed with the appropriate Governmental Authorities (or obtained extensions with respect thereto) all U.S. federal income Tax returns, statements, forms and reports for Taxes and all other material U.S. and non-U.S. Tax returns, statements, forms and reports for Taxes required to be filed by or with respect to the income, properties or operations of the Borrower and/or any of its Subsidiaries (the “Returns”). All such Returns accurately reflect in all material respects all liability for Taxes of the Borrower and its Subsidiaries as a whole for the periods covered thereby. The Borrower and each of its Subsidiaries has at all times paid, or have provided adequate reserves (in accordance with GAAP) for the payment of, all Taxes payable by them.

(c)          There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of any Credit Party, threatened by any authority regarding any Taxes relating to the Parent Guarantor or any of its Subsidiaries.

(d)          As of the Closing Date, neither the Parent Guarantor nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes of the Parent Guarantor or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Parent Guarantor or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

6.12 Compliance with ERISA. (a) Except as would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate,

(i)          each Plan (and each related trust, insurance contract or fund), other than any Multiemployer Plan and each trust related to the Multiemployer Plan, is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code;

(ii)         each Plan (and each related trust, if any), other than any Multiemployer Plan and any trust related to the Multiemployer Plan, which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination;

(iii)        no Reportable Event has occurred;

(iv)        to the knowledge of the Borrower, no Multiemployer Plan is insolvent or in reorganization;

(v)         no Plan (other than a Multiemployer Plan) has an Unfunded Current Liability;

(vi)        each Plan (other than a Multiemployer Plan) which is subject to Section 412 of the Code or Section 302 of ERISA satisfies the minimum funding standard of such sections of the Code or ERISA, and no such Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 of ERISA;

(vii)       all contributions required to be made by the Parent Guarantor or any of its Subsidiaries or ERISA Affiliates with respect to a Plan subject to Title IV of ERISA have been or will be timely made (except as disclosed on Schedule V hereto);

(viii)      neither the Parent Guarantor nor any of its Subsidiaries nor any ERISA Affiliate has any liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4975 of the Code or reasonably expects to incur any such liability under any of the foregoing sections with respect to any Plan;

(ix)         neither the Parent Guarantor nor any of its Subsidiaries nor any ERISA Affiliate has received written notice from the PBGC or a plan administrator (in the case of a Multiemployer Plan) indicating that proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA;

(x)          no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan, other than a Multiemployer Plan, (other than routine claims for benefits) is pending, or, to the knowledge of the Parent Guarantor or the Borrower, expected or threatened;

(xi)         using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Parent Guarantor and its Subsidiaries and ERISA Affiliates have not incurred any liabilities to any Plans which are Multiemployer Plans as a result of a complete withdrawal therefrom;

(xii)        no lien imposed under the Code or ERISA on the assets of the Parent Guarantor or any of its Subsidiaries or any ERISA Affiliate with respect to a Plan exists and no event has occurred which could reasonably be expected to give rise to any such lien on account of any Plan (other than a Multiemployer Plan); and

(xiii)       the Parent Guarantor and its Subsidiaries do not maintain or contribute to any employee welfare plan (as defined in Section 3(1) of ERISA and subject to ERISA) which provides post-employment health benefits to retired employees or other former employees (other than as required by Section 601 of ERISA or other similar and applicable law).

(b)          Except as would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Pension Plan have been or will be timely made; (iii) neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan; and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

6.13 Subsidiaries. On and as of the Closing Date, the Parent Guarantor has no Subsidiaries other than those Subsidiaries listed on Schedule III hereto. Schedule III hereto sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of the Parent Guarantor in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding shares of Equity Interests of each Subsidiary of the Parent Guarantor have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. No Subsidiary of the Parent Guarantor has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.

6.14 Compliance with Statutes, etc.. The Parent Guarantor and each of its Subsidiaries is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.15 Investment Company Act. Neither the Parent Guarantor nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.16 Pollution and Other Regulations. (a) Each of the Parent Guarantor and its Subsidiaries is in compliance with all applicable Environmental Laws governing its business, except for such failures to comply as could not reasonably be expected to have a Material Adverse Effect, and neither the Parent Guarantor nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing.

(b)          All licenses, permits, registrations or approvals required for the business of the Credit Party, as conducted as of the Closing Date, under any Environmental Law have been secured and each Credit Party is in substantial compliance therewith, except for such failures to secure or comply as could not reasonably be expected to have a Material Adverse Effect.

(c)          Neither the Parent Guarantor nor any of its Subsidiaries is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Parent Guarantor or such Subsidiary is a party or which would affect the ability of the Parent Guarantor or any of its Subsidiaries to operate any Collateral Vessel, Real Property or other facility and no event has occurred and is continuing which would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(d)          There are no Environmental Claims pending or, to the knowledge of the Parent Guarantor, threatened against the Parent Guarantor or any Subsidiary which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e)          There are no facts, circumstances, conditions or occurrences on or relating to any Collateral Vessel, Real Property or other facility owned or operated by the Parent Guarantor or any of its Subsidiaries that is reasonably likely (i) to form the basis of an Environmental Claim against the Parent Guarantor, any of its Subsidiaries or any Collateral Vessel, Real Property or other facility owned by the Parent Guarantor or any of its Subsidiaries, or (ii) to cause such Collateral Vessel, Real Property or other facility to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6.17 Insurance. Schedule IV-B hereto sets forth a true and complete listing of all insurance maintained by each Credit Party with, as of the Closing Date, the amounts insured (and any deductibles) set forth therein.

6.18 Concerning the Collateral Vessels. The name, registered owner (which shall be a Subsidiary Guarantor), flag (which shall be in an Acceptable Flag Jurisdiction), vessel type, deadweight tonnage, builder’s hull number, estimated delivery date and contract price of each Collateral Vessel shall be set forth on Schedule VI hereto along with the “Maximum Loan Amount” for each Collateral Vessel referred to in Section 2.01(c), which Schedule shall be updated by written notice to the Administrative Agent and Collateral Agent prior to or concurrently with each Borrowing Date to incorporate each additional Collateral Vessel.

6.19 Money Laundering and Sanctions Laws; Corruption.

(a)          To the extent applicable, each Credit Party and its respective Subsidiaries are in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) all United States laws relating to terrorism or money laundering including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2011 (the “Executive Order”), and (iii) the PATRIOT Act. No part of the proceeds of the Loans will be used by any Credit Party or any of its Subsidiaries, directly or, to the knowledge of any Credit Party or any of its Subsidiaries, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)          No Credit Party nor any of their respective Subsidiaries, nor, to the knowledge of any Credit Party or any of its Subsidiaries, any Affiliate of any Credit Party or any of its Subsidiaries, is, or will be after consummation of the Transaction and application of the proceeds of the Loans, by reason of being a “national” of a “designated foreign country” or a “specially designated national” within the meaning of the Regulations of the Office of Foreign Assets Control (“OFAC”), United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or is included on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or any list of Persons issued by OFAC pursuant to the Executive Order at its official website or any replacement website or other replacement official publication of such list, or for any other reason, in violation of, any United States Federal Statute or executive order concerning trade or other relations with any foreign country or any citizen or national thereof.

(c)          No Credit Party nor any of their respective Subsidiaries deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any United States anti-terrorism laws.

(d)          Each Credit Party and its Subsidiaries and their respective directors, officers and, to the knowledge of each Credit Party and its Subsidiaries after making due inquiry, employees, agents and representatives has been and is in compliance with Sanctions Laws.

(e)          No Credit Party nor any of their respective Subsidiaries, nor their respective directors, officers or, to the knowledge of any Credit Party or any of its Subsidiaries, employees, agents or representatives (i) is a Restricted Party, or is involved in any transaction through which it is reasonably likely to become a Restricted Party; or (ii) is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority.

6.20 No Immunity. The Parent Guarantor does not, nor does any other Credit Party or any of their respective properties, have any right of immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction.

6.21 Pari Passu or Priority Status. The claims of the Administrative Agent, the Collateral Agent and the Lenders against the Parent Guarantor and the other Credit Parties under this Agreement or the other Credit Documents will rank at least pari passu with the claims of all unsecured creditors of the Parent Guarantor or any other Credit Party, as the case may be (other than claims of such creditors to the extent that they are statutorily preferred), and senior in priority to the claims of any creditor of the Parent Guarantor or any other Credit Party who is also a Credit Party.

6.22 Solvency; Winding-up, etc.

(a)          On and as of the Closing Date and each Borrowing Date and after giving effect to the Transaction and to all Financial Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith (i) the sum of the assets, at a fair valuation, of each Credit Party on a stand-alone basis and of the Parent Guarantor and its Subsidiaries taken as a whole will exceed their respective debts, (ii) each Credit Party on a stand-alone basis and the Parent Guarantor and its Subsidiaries taken as a whole have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their respective ability to pay such debts as such debts mature, and (iii) each Credit Party on a standalone basis and the Parent Guarantor and its Subsidiaries taken as a whole do not have unreasonably small working capital with which to continue their respective businesses. For purposes of this Section 6.22(a), “debt” means any liability on a claim, and “claim” means (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(b)          Subject to Section 8.02, neither the Parent Guarantor nor any other Credit Party has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to its knowledge and belief) threatened against any of them for the winding-up, dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of any of them or any or all of their assets or revenues nor have any of them sought any other relief under any applicable insolvency or bankruptcy law.

6.23 Completeness of Documentation. (a) The copies of the Management Agreements, any Vessel Acquisition Documentation and any Permitted Charters delivered to the Administrative Agent are true and complete copies of each such document constituting valid and binding obligations of the parties thereto enforceable in accordance with their respective terms.

(b)          There has been no material amendment, waiver or variation of any Management Agreement or Permitted Charter which would be materially adverse to the interests of the Lenders without the consent of the Administrative Agent and no action has been taken by the parties thereto which would in any way render such document inoperative or unenforceable.

6.24 No Undisclosed Commissions. There are and will be no commissions, rebates, premiums or other payments by or to or on account of any Credit Party, their shareholders or directors in connection with the financings of the Transaction as a whole other than as disclosed to the Administrative Agent in writing.

SECTION 7. Affirmative Covenants. The Parent Guarantor and the Borrower hereby covenant and agree that on and after the Closing Date and until the Total Commitment has terminated and the Loans and Notes (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 11.01(b) which are not then due and payable) incurred hereunder and thereunder, are paid in full:

7.01 Information Covenants. The Parent Guarantor will furnish to the Administrative Agent, with sufficient copies for each of the Lenders:

(a)          Quarterly Financial Statements. Commencing with the quarter ending December 31, 2015, within 45 days after the close of each quarterly accounting period in each fiscal year of the Parent Guarantor, the unaudited consolidated balance sheets of the Parent Guarantor and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and cash flows, in each case for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, and in each case, setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Parent Guarantor, subject to normal year-end audit adjustments.

(b)          Annual Financial Statements. Within 90 days after the close of each fiscal year of the Parent Guarantor, the audited consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by Deloitte or other independent certified public accountants of recognized national standing (including shipping sector specialists) reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating its audit was conducted in accordance with generally accepted auditing standards.

(c)          Projections, etc. As soon as available but not more than 90 days after the end of each fiscal year, cash flow projections (including a balance sheet and a statement of profit and loss and cash flow) of the Parent Guarantor and its Subsidiaries in reasonable detail for the fiscal year in which such cash flow projections are actually delivered.

(d)          Appraisal Reports. At the time of delivery of the compliance certificates provided for in Section 7.01(e) required in connection with the first and third quarterly accounting periods in each fiscal year of the Parent Guarantor, and at any other time within 33 days of the written request of the Administrative Agent, Appraisals for each Collateral Vessel dated no more than 30 days prior to the delivery thereof in form and substance reasonably acceptable to the Administrative Agent and from two Approved Appraisers. All such Appraisals shall be conducted by, and made at the expense of, the Parent Guarantor (it being understood that the Administrative Agent may and, at the request of the Required Lenders, shall, upon notice to the Parent Guarantor, obtain such Appraisals and that the cost of all such Appraisals will be for the account of the Borrower); provided that, unless an Event of Default shall then be continuing, in no event shall the Parent Guarantor be required to pay for more than two appraisal reports from two Approved Appraisers obtained pursuant to this Section 7.01(d) in any single fiscal year of the Parent Guarantor, with the cost of any such reports in excess thereof to be paid by the Lenders on a pro rata basis.

(e)          Officer’s Compliance Certificates. At the time of the delivery of the financial statements provided for in Sections 7.01(a) and (b), a certificate of an Authorized Officer of the Parent Guarantor substantially in the form of Exhibit H to the effect that, to such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof (in reasonable detail), which certificate shall (x) set forth the calculations required to establish whether the Parent Guarantor is in compliance with the Financial Covenants at the end of the relevant fiscal quarter or year, as the case may be and (y) certify that there have been no changes to any of Annexes A through E of the Pledge Agreement or, if later, since the date of the most recent certificate delivered pursuant to this Section 7.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (y), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Pledge Agreement) and whether the Parent Guarantor and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Pledge Agreement in connection with any such changes.

(f)          Notice of Default, Material Litigation or Event of Loss. Promptly, and in any event within five Business Days after any Credit Party obtains actual knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action the Parent Guarantor proposes to take with respect thereto, (ii) any material litigation or governmental investigation or proceeding pending or threatened against the Parent Guarantor or any of its Subsidiaries, (iii) any Event of Loss in respect of any Collateral Vessel, (iv) any damage or injury caused by or to a Collateral Vessel in excess of $5,000,000, and (v) any material default under any Permitted Charter.

(g)          Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other information and reports, if any, which the Parent Guarantor or any of its Subsidiaries has filed with the Securities and Exchange Commission (or any successor thereto) or deliver to holders of its Financial Indebtedness pursuant to the terms of the documentation governing such Financial Indebtedness (or any trustee, agent or other representative therefor).

(h)          Environmental Matters. Promptly upon, and in any event within 10 Business Days after, any Credit Party obtains knowledge thereof, written notice of any of the following environmental matters occurring after the Closing Date, except to the extent that such environmental matters could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

(i)          any Environmental Claim pending or threatened in writing against any Credit Party or any of its Subsidiaries or any Collateral Vessel or property owned or operated or occupied by any Credit Party or any of its Subsidiaries;

(ii)         any condition or occurrence on or arising from any Collateral Vessel or property owned or operated or occupied by any Credit Party or its Subsidiaries that (a) results in noncompliance by such Credit Party or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against any Credit Party or any of its Subsidiaries or any such Collateral Vessel or property;

(iii)        any condition or occurrence on any Collateral Vessel or property owned or operated or occupied by any Credit Party or any of its Subsidiaries that could reasonably be expected to cause such Collateral Vessel or property to be subject to any restrictions on the ownership, occupancy, use or transferability by such Credit Party or such Subsidiary of such Collateral Vessel or property under any Environmental Law; and

(iv)        the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Collateral Vessel or property owned or operated or occupied by any Credit Party or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event each Credit Party shall deliver to the Administrative Agent all material notices received by such Credit Party or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA or OPA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and such Credit Party’s or such Subsidiary’s response thereto. In addition, each Credit Party will provide the Administrative Agent with copies of all material communications with any government or governmental agency and all material communications with any Person relating to any Environmental Claim of which notice is required to be given pursuant to this Section 7.01(h), and such detailed reports of any such Environmental Claim as may reasonably be requested by the Administrative Agent or the Required Lenders.

(i)           Sanctions Matters.  Promptly and in any event within five Business Days after any Credit Party obtains actual knowledge thereof, the relevant Credit Party shall supply to the Administrative Agent (i) the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against it, any of its Subsidiaries, any Subsidiary of the Parent Guarantor that is a sister company of the Borrower (any such company, a “Sister Company”), any Subsidiary of a Sister Company, any of their respective direct or indirect owners, or any of their respective directors, officers, employees, agents or representatives as well as information on what steps are being taken to answer or oppose such inquiry, claim, action, suit, proceeding or investigation and (ii) that any Credit Party, any of its Subsidiaries, any Sister Company, any Subsidiary of a Sister Company or any of their respective direct or indirect owners, or any of their respective directors, officers, employees agents or representatives has become or is likely to become a Restricted Party.

(j)           Other Information. From time to time, such other information with respect to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Parent Guarantor and its Subsidiaries as the Administrative Agent (or the Lenders through the Administrative Agent) may reasonably request in connection with the transactions contemplated hereby.

7.02 Books, Records and Inspections. The Parent Guarantor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in conformity in all material respects with generally accepted accounting principles and all requirements of law, shall be made of all dealings and transactions in relation to its business. The Parent Guarantor will, and will cause each Credit Party to, permit officers and designated representatives of the Administrative Agent and the Lenders as a group to visit and inspect, during regular business hours and under guidance of officers of the Parent Guarantor or any Credit Party, any of the properties of any Credit Party, and to examine the books of account of such Credit Party and discuss the affairs, finances and accounts of such Credit Party with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may request; provided that, unless an Event of Default exists and is continuing at such time, the Administrative Agent and the Lenders shall not be entitled to request more than two such visitations and/or examinations in any fiscal year of the Parent Guarantor.

7.03 Maintenance of Property; Insurance. The Parent Guarantor will, and will cause each Credit Party to, (i) keep all material property necessary to its business in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted), (ii) maintain insurance with respect to property that is not Collateral Vessels in at least such amounts and against at least such risks as are in accordance with normal industry practice for similarly situated insureds, (iii) maintain the Required Insurance with respect to the Collateral Vessels at all times, and (iv) furnish to the Administrative Agent, at the written request of the Administrative Agent, a complete description of the material terms of insurance carried, or, at the Parent Guarantor’s option, copies of such policies.

7.04 Corporate Franchises. The Parent Guarantor will, and will cause each Credit Party to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents (if any) used in its business, provided that nothing in this Section 7.04 shall prevent (i) sales or other dispositions of assets, consolidations or mergers by or involving any Credit Party which are permitted in accordance with Section 8.02 or (ii) the abandonment by any Credit Party of any rights, franchises, licenses and patents that could not be reasonably expected to have a Material Adverse Effect.

7.05 Compliance with Statutes, etc. The Parent Guarantor will, and will cause each Credit Party to:

(a)          comply with all laws or regulations: (i) applicable to their business, except when the failure to comply could not reasonably be expected to have a Material Adverse Effect and (ii) applicable to each Collateral Vessel, its ownership, employment, operation, management and registration, including the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions Laws and the laws of the Flag Jurisdiction;

(b)          obtain, comply with and do all that is necessary to maintain in full force and effect any approvals required by any Environmental Law; and

(c)          without limiting paragraph (a) above, not employ any Collateral Vessel nor allow its employment, operation or management in any manner contrary to any applicable law or regulation including but not limited to the ISM Code, the ISPS Code, all applicable Environmental Laws and all applicable Sanctions Laws.

7.06 Compliance with Environmental Laws. The Parent Guarantor will, and will cause each of its Subsidiaries to, comply in all material respects with all Environmental Laws applicable to the ownership or use of any Collateral Vessel or property now or hereafter owned or operated by the Parent Guarantor or any of its Subsidiaries, pay or cause to be paid within a reasonable time period all costs and expenses incurred in connection with such compliance (except to the extent being contested in good faith), and keep or cause to be kept all such Collateral Vessel or property free and clear of any Liens imposed pursuant to such Environmental Laws. Neither the Parent Guarantor nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on or from any Collateral Vessel or property now or hereafter owned or operated or occupied by the Parent Guarantor or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any ports or property except in material compliance with all applicable Environmental Laws and as reasonably required by the trade in connection with the operation, use and maintenance of any such property or otherwise in connection with their businesses.

7.07 ERISA. (a) As soon as reasonably possible and, in any event, within ten (10) days after the Parent Guarantor or any of its Subsidiaries knows or has reason to know of the occurrence of any of the following that could reasonably be expected to result in a Material Adverse Effect, the Parent Guarantor will deliver to the Administrative Agent a certificate of an Authorized Officer of the Parent Guarantor setting forth the details as to such occurrence and the action, if any, that the Parent Guarantor, such Subsidiary or any ERISA Affiliate is required or proposes to take:

(i)          that a Reportable Event has occurred (except to the extent that the Parent Guarantor has previously delivered to the Administrative Agent a certificate concerning such event pursuant to the next clause hereof); or

(ii)         that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (which is not waived), and an event described in subsection .62, .63, ..64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; or

(iii)        that a Plan (other than a Multiemployer Plan) has failed to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, or an application has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 of ERISA with respect to a Plan (other than a Multiemployer Plan); or

(iv)        that any contribution required to be made by the Parent Guarantor or any of its Subsidiaries or any ERISA Affiliate with respect to a Plan subject to Title IV of ERISA or by the Parent Guarantor or any of its Subsidiaries with respect to a Foreign Pension Plan has not been timely made; or

(v)         that a Plan has been terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; or

(vi)        that Parent Guarantor or any of its Subsidiaries or any ERISA Affiliate has received written notice from the PBGC or a plan administrator (in the case of a Multiemployer Plan) indicating that proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; or

(vii)       that the Parent Guarantor or any of its Subsidiaries or any ERISA Affiliate has any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 4975 of the Code.

(b)          The Parent Guarantor and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it, and shall monitor that all other Foreign Pension Plans into which it makes payments, obtain or retain (as applicable) registered status under and as required by applicable law and are administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing could not be reasonably likely to result in a Material Adverse Effect.

7.08 End of Fiscal Years; Fiscal Quarters. The Parent Guarantor will cause (i) each of its and its Subsidiaries’ fiscal years to end on March 31; provided that Borrower may change its fiscal year to end on December 31 provided the Borrower delivers, or causes to be delivered, to the Administrative Agent (x) within 45 days after the close of the most recently ended fiscal quarter ending on March 31, unaudited financial statements for such fiscal quarter and (y) within 90 days after the close of the most recently ended fiscal year ending on December 31, audited financial statements for the fifteen month period ending as of such December 31 and (ii) each of its and its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year or such other date as shall be agreed to by the Administrative Agent (such consent not to be unreasonably withheld).

7.09 Performance of Obligations. The Parent Guarantor will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument (including, without limitation, the Credit Documents) by which it is bound, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.10 Payment of Taxes. The Parent Guarantor will, and will cause each of its Subsidiaries to, pay and discharge, all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 8.01, provided that neither the Parent Guarantor nor any of its Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it maintains adequate reserves with respect thereto in accordance with GAAP.

7.11 Further Assurances. (a) The Parent Guarantor, and each other Credit Party, agrees that at any time and from time to time, at the expense of the Parent Guarantor or such other Credit Party, it will promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary, or that the Administrative Agent may reasonably require, to perfect and protect any Lien granted or purported to be granted hereby or by the other Credit Documents, or to enable the Collateral Agent to exercise and enforce its rights and remedies with respect to any Collateral. Without limiting the generality of the foregoing, the Parent Guarantor will execute, if required, and file, or cause to be filed, such financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), or amendments thereto, such amendments or supplements to the Collateral Vessel Mortgages (including any amendments required to maintain Liens granted by such Collateral Vessel Mortgages), and such other instruments or notices, as may be reasonably necessary, or that the Administrative Agent may reasonably require, to protect and preserve the Liens granted or purported to be granted hereby and by the other Credit Documents.

(b)          The Parent Guarantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral without the signature of the Parent Guarantor or any other Credit Party, where permitted by law. The Collateral Agent will promptly send the Parent Guarantor a copy of any financing or continuation statements which it may file without the signature of the Borrower and the filing or recordation information with respect thereto.

(c)          If at any time any Subsidiary of the Parent Guarantor owns a Collateral Vessel or owns, directly or indirectly, an interest in any Subsidiary which owns a Collateral Vessel and such Subsidiary has not otherwise satisfied the Collateral and Guaranty Requirements, the Parent Guarantor will cause such Subsidiary (and any Subsidiary which directly or indirectly owns the Equity Interests of such Subsidiary to the extent not a Credit Party) to satisfy the Collateral and Guaranty Requirements with respect to each relevant Collateral Vessel as such Subsidiary would have been required to satisfy pursuant to Section 5 of this Agreement had such Subsidiary been a Credit Party on a Borrowing Date.

(d)           At the reasonable written request of any counterparty to an Interest Rate Protection Agreement entered into after the Closing Date (to the extent permitted under this Agreement to be entered into and secured) with one or more Lenders or any Affiliate thereof (even if, after the entry into such Interest Rate Protection Agreement, the respective Lender subsequently ceases to be a Lender for any reason), the applicable Credit Party and, at the written direction of the Collateral Agent, the mortgagee, shall promptly execute an amendment to each Collateral Vessel Mortgage adding obligations under such Interest Rate Protection Agreement as an additional secured obligation under each Collateral Vessel Mortgage (and allowing such obligations to be secured on such basis as set forth in this Agreement or in the Pledge Agreement), and cause the same to be promptly and duly recorded, and such amendment shall be in form and substance reasonably satisfactory to the Collateral Agent.

7.12 Deposit of Earnings. Each Credit Party will cause the earnings derived from each of the respective Collateral Vessels, to the extent constituting Earnings and Insurance Collateral, to be deposited by the respective account debtor in respect of such earnings into the Concentration Account maintained for the Borrower from time to time (it being understood that, absent an Event of Default, the Borrower shall have full control of the funds within such Concentration Account). Without limiting any Credit Party’s obligations in respect of this Section 7.12, each Credit Party agrees that, in the event it receives any earnings constituting Earnings and Insurance Collateral, or any such earnings are deposited other than in one of the Concentration Accounts, it shall promptly deposit all such proceeds into the Concentration Account maintained for the Borrower from time to time.

7.13 Ownership of Subsidiaries and Collateral Vessels. (a) The Parent Guarantor will directly (or indirectly through a Wholly-Owned Subsidiary of the Parent Guarantor), own 100% of the Equity Interests in the Borrower and each Subsidiary Guarantor.

(b)           The Parent Guarantor shall cause the Borrower and each Subsidiary Guarantor, to at all times, be directly wholly-owned by one or more Credit Parties.

(c)           The Parent Guarantor will cause each Collateral Vessel to be owned at all times by a single Subsidiary Guarantor that owns no other Collateral Vessels.

7.14 Citizenship; Flag of Collateral Vessel; Collateral Vessel Classifications; Operation of Collateral Vessels. (a) Each Credit Party which owns or operates a Collateral Vessel will be qualified to own and operate such Collateral Vessel under the laws of the Republic of the Marshall Islands or another Acceptable Flag Jurisdiction, in each case in accordance with the terms of the related Collateral Vessel Mortgage, provided that the Collateral and Guaranty Requirements are satisfied with respect to such Collateral Vessel. Notwithstanding the foregoing, any Credit Party may transfer a Collateral Vessel to an Acceptable Flag Jurisdiction pursuant to the requirements set forth in the definition of “Flag Jurisdiction Transfer”.

(b)           Each Credit Party which operates a Collateral Vessel will (i) comply with and satisfy in all material respects all applicable Legal Requirements of the jurisdiction of such Collateral Vessel’s home port, now or hereafter from time to time in effect, in order that such Collateral Vessel shall continue to be documented pursuant to the laws of the jurisdiction of its home port with such endorsements as shall qualify such Collateral Vessel for participation in the trades and services to which it may be dedicated from time to time or (ii) not do or allow to be done anything whereby such documentation is or could reasonably be expected to be forfeited.

(c)           Other than as a result of damage or casualty, each Credit Party which operates a Collateral Vessel will keep such Collateral Vessel in a good and sufficient state of repair consistent with the ship-ownership and management practice employed by first class owners of vessels of similar size and type and so as to ensure that each Collateral Vessel is classified in the class available for vessels of its age and type with an Acceptable Classification Society, (x) with respect to any Collateral Vessel the acquisition of which is being financed by a Loan pursuant to the terms hereof on the date of acquisition thereof, free of any conditions or recommendations applicable to such Collateral Vessel and (y) with respect to any Collateral Vessel other than the Collateral Vessels referred to in the preceding clause (x), free of any overdue conditions or recommendations affecting the seaworthiness of such Collateral Vessel, provided that if the classification of any of the Collateral Vessels shall be subject to any such recommendations, each Credit Party which operates such Collateral Vessel will, upon the reasonable request of the Administrative Agent, provide a written report to the Administrative Agent describing the recommendations and assessing the steps required to be taken to prevent such recommendations from becoming overdue recommendations.

(d)           Each Credit Party which operates a Collateral Vessel will (i) make or cause to be made all repairs to or replacement of any damaged, worn or lost parts or equipment such that the value of such Collateral Vessel will not be materially impaired and (ii) except as otherwise contemplated by this Agreement, not remove any material part of, or item of, equipment owned by the Credit Parties installed on such Collateral Vessel except in the ordinary course of the operation and maintenance of such Collateral Vessel unless (x) the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Lien (other than Permitted Liens) in favor of any Person other than the Collateral Agent and becomes, upon installation on such Collateral Vessel, the property of the Credit Parties and subject to the security constituted by the Collateral Vessel Mortgage or the Pledge Agreement or (y) the removal will not materially diminish the value of such Collateral Vessel.

(e)           Each Credit Party which operates a Collateral Vessel will submit such Collateral Vessel to such periodical or other surveys as may be required for classification purposes and, upon the written request of the Collateral Agent, supply to the Collateral Agent copies of all survey reports and classification certificates issued in respect thereof.

(f)            Each Credit Party which operates a Collateral Vessel will promptly pay and discharge all tolls, dues, taxes, assessments, governmental charges, fines, penalties, debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory Liens (other than Permitted Liens) on, or claims enforceable against, such Collateral Vessel other than any of the foregoing being contested in good faith and diligently by appropriate proceedings, and, in the event of arrest of any Collateral Vessel pursuant to legal process, or in the event of its detention in exercise or purported exercise of any such Lien or claim as aforesaid, procure, if possible, the release of such Collateral Vessel from such arrest or detention forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require.

(g)           Each Credit Party which operates a Collateral Vessel will maintain, or cause to be maintained by the charterer or lessee of any Collateral Vessel, a valid Certificate of Financial Responsibility (Oil Pollution) issued by the United States Coast Guard pursuant to the Federal Water Pollution Control Act to the extent that such certificate may be required by applicable Legal Requirements for any Collateral Vessel and such other similar certificates as may be required in the course of the operations of any Collateral Vessel pursuant to the International Convention on Civil Liability for Oil Pollution Damage of 1969, or other applicable Legal Requirements.

(h)           Each Credit Party which operates a Collateral Vessel will cause such Collateral Vessels to be managed by the Technical Manager and the Commercial Manager, provided that nothing herein shall be construed so as to prohibit a Technical Manager or a Commercial Manager from sub-contracting its management duties.

7.15 Use of Proceeds. The Borrower and its Subsidiaries will use the proceeds of the Loans only as provided in Section 6.10.

7.16 Charter Contracts. In connection with any Permitted Charter having an indicated duration of at least 36 months (including any optional extensions or renewals), the applicable Credit Party shall, at its own cost and expense, promptly and duly execute and deliver to the Collateral Agent an Assignment of Charters in respect of such charter contract (if permitted thereunder), and will use its commercially reasonable efforts to cause the charterer under such charter contract to execute and deliver to the Collateral Agent a consent to the Assignment of Charters in form and substance reasonably satisfactory to the Administrative Agent.

7.17 Separate Existence. The Parent Guarantor will, and will cause each Credit Party to:

(a)           maintain its books and financial records separate and distinct from those of the other Credit Parties; and

(b)           observe all requisite organizational procedures and formalities.

7.18 Sanctions. Each Credit Party shall ensure that none of it, nor any of its directors or officers, and shall use its best efforts to ensure that none of its employees, agents or representatives, Subsidiaries or any other person acting on any of their behalf is or will become a Restricted Party.

SECTION 8. Negative Covenants. The Parent Guarantor and the Borrower hereby covenants and agrees that on and after the Closing Date and until the Total Commitment has terminated and the Loans and Notes (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 11.01(b) which are not then due and payable) incurred hereunder and thereunder, are paid in full:

8.01 Liens. The Parent Guarantor will not, and will not permit any of the Credit Parties to, create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral, whether now owned or hereafter acquired, or sell any such Collateral subject to an understanding or agreement, contingent or otherwise, to repurchase such Collateral (including sales of accounts receivable with recourse to any Credit Party); provided that the provisions of this Section 8.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a)           inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b)           Liens imposed by law, which were incurred in the ordinary course of business and do not secure Financial Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Collateral and do not materially impair the use thereof in the operation of the business of any Credit Party or (y) which are being contested in good faith by appropriate proceedings, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Collateral subject to any such Lien;

(c)           Liens created pursuant to the Security Documents;

(d)           Liens arising out of judgments, awards, decrees or attachments with respect to which the Parent Guarantor or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review, provided that the aggregate amount at any time of all such judgments, awards, decrees or attachments shall not exceed $1,000,000;

(e)           Liens in respect of seamen’s wages, chartering operations, drydocking and maintenance which are not past due and other maritime Liens arising in the ordinary course of business up to an aggregate amount at any time not to exceed $1,000,000, which are for amounts (x) not more than 30 days past due or (y) which are being contested in good faith by appropriate proceedings, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Collateral subject to any such Lien;

(f)            Permitted Charters;

(g)           Liens granted in favor of Nordea, its branches and/or its Affiliates pursuant to the account agreements establishing the Concentration Account;

(h)           Liens which rank after the Liens created by the Security Documents to secure the performance of bids, tenders, bonds or contracts; provided that (i) such bids, tenders, bonds or contracts directly relate to the Collateral Vessels, are incurred in the ordinary course of business and do not relate to the incurrence of Financial Indebtedness for borrowed money, and (ii) at any time outstanding, the aggregate amount of Liens under this clause (h) shall not secure obligations in excess of $1,000,000; and

(i)            Liens for salvage or general average for amounts which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted if adequate reserves with respect thereto are maintained on the books of the applicable Credit Party in accordance with GAAP.

8.02 Consolidation, Merger, Sale of Assets, etc. The Parent Guarantor will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into, any transaction of merger or consolidation, or convey, sell, lease, charter or otherwise dispose of all or substantially all of the Parent Guarantor’s assets (determined on a consolidated basis) or any of the Collateral, or enter into any sale-leaseback transactions involving all or substantially all of the Parent Guarantor’s assets (determined on a consolidated basis) or any of the Collateral, except that:

(a)           any Credit Party which owns or operates a Collateral Vessel may sell, lease or otherwise dispose of any vessel (or 100% of the Equity Interests of the Subsidiary that owns such vessel), provided that (i) such sale is made at fair market value (taking into consideration the Appraisals most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 7.01(d) or delivered at the time of such sale to the Administrative Agent by the Parent Guarantor), (ii) 100% of the consideration in respect of such sale shall consist of cash or Cash Equivalents received by the Credit Party which owned such Collateral Vessel, on the date of consummation of such sale, (iii) the net cash proceeds of such sale or other disposition shall be applied as required by Section 4.02, to repay the Loans, (iv) no Default or Event of Default shall exist at such time and (v) before and after giving effect to any sale of a Collateral Vessel (or such Equity Interests), the Borrower shall be in compliance with the Financial Covenant set forth in Section 8.07(d);

(b)           (i) any Credit Party may transfer assets or lease to or acquire or lease assets from any other Credit Party and (ii) (A) the Parent Guarantor or any Subsidiary of the Parent Guarantor (other than a Subsidiary Guarantor) may transfer assets or lease to or acquire or lease assets from the Parent Guarantor or any other Subsidiary of the Parent Guarantor (other than a Subsidiary Guarantor), (B) any Subsidiary of the Parent Guarantor (other than the Borrower or a Subsidiary Guarantor) may be merged into any Subsidiary of the Parent Guarantor (other than the Borrower or a Subsidiary Guarantor) or (C) any Credit Party may be merged into the Parent Guarantor, in each case so long as (x) all actions necessary or appropriate to preserve, protect and maintain the security interest and Lien of the Collateral Agent in any Collateral held by any Person involved in any such transaction are taken to the satisfaction of the Administrative Agent and (y) no Default or Event of Default exists after giving effect thereto;

(c)           following a Collateral Disposition permitted by this Agreement, the Subsidiary Guarantor that owned the Collateral Vessel that is the subject of such Collateral Disposition may dissolve (or the equivalent), provided that (x) the net cash proceeds of such Collateral Disposition shall be applied to repay the Loans as required by Section 4.02, (y) all of the proceeds of such dissolution shall be paid only to the Parent Guarantor, the Borrower or a Subsidiary Guarantor and (z) no Event of Default is continuing at the time of such dissolution;

(d)          any Collateral Vessel Owner may enter into a Permitted Charter with respect to such Collateral Vessel;

(e)          the Parent Guarantor and its Subsidiaries may make dispositions made in the ordinary course of trading of the disposing entity (excluding dispositions of Collateral Vessels or other Collateral) including without limitation, the payment of cash as consideration for the purchase or acquisition of any asset or service or in the discharge of any obligation incurred for value in the ordinary course of trading; and

(f)           the Parent Guarantor and its Subsidiaries may make dispositions of assets (other than the Collateral Vessels or other Collateral) owned by them in exchange for other assets comparable or superior as to type and value.

To the extent the Required Lenders waive the provisions of this Section 8.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by Sections 8.02(a), such Collateral (unless sold to Parent Guarantor, the Borrower or a Subsidiary of the Parent Guarantor) shall be sold free and clear of the Liens created by the Security Documents (which Liens shall be automatically released), and the Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

8.03 Restricted Payments. The Parent Guarantor will not, and will not permit any of its Subsidiaries to, authorize, declare, pay or make any Restricted Payment, except that:

(a)          any Subsidiary Guarantor may pay or make Restricted Payments to the Borrower or another Subsidiary Guarantor; and

(b)          the Parent Guarantor or the Borrower may pay or make Restricted Payments, provided that:

(i)          no Default or Event of Default exists at the time of such Restricted Payment and after giving effect thereto;

(ii)         immediately after giving effect to such Restricted Payment, the Parent Guarantor and its Subsidiaries shall be in pro forma compliance with a Leverage Ratio that is less than or equal to 0.55:1.00; and

(iii)        with respect to a Restricted Payment made or paid during the Specified Period, the Minimum Interest Coverage Ratio as calculated pursuant to Section 8.07(c) is at least 2.50:1.00 for the two previous consecutive quarters.

8.04 Indebtedness. The Parent Guarantor will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Financial Indebtedness (other than Financial Indebtedness incurred pursuant to this Agreement and the other Credit Documents), except that:

(a)           the Parent Guarantor, the Borrower and each Subsidiary Guarantor may incur and remain liable for intercompany Financial Indebtedness permitted pursuant to Section 8.05(b) and the Parent Guarantor and its Subsidiaries (other than the Borrower and the Subsidiary Guarantors) may incur and remain liable for intercompany Financial Indebtedness permitted pursuant to Section 8.05(d);

(b)           the Parent Guarantor, the Borrower and its Subsidiaries may enter into and remain liable for Contingent Obligations (other than Contingent Obligations constituting Financial Indebtedness) in respect of Collateral Vessel Acquisitions; and

(c)          the Parent Guarantor (but not the Borrower or any Subsidiary Guarantor) may incur and remain liable for Financial Indebtedness not otherwise permitted under this Section 8.04 so long as (i) no Default or Event of Default exists at the time of such incurrence and after giving effect thereto and (ii) the Parent Guarantor and its Subsidiaries shall be in pro forma compliance with the Financial Covenants both before and after giving effect to such Financial Indebtedness.

8.05 Advances, Investments and Loans. The Parent Guarantor will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any Equity Interests in, or make any capital contribution to any other Person (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(a)         the Parent Guarantor, the Borrower and the Subsidiary Guarantors may acquire and hold accounts receivable owing to any of them;

(b)         the Parent Guarantor, the Borrower and the Subsidiary Guarantors may make Investments among themselves, provided that (x) any loans or advances by or to the Borrower or any Subsidiary Guarantors pursuant to this Section 8.05(b) shall be subordinated to the Obligations of the respective Credit Party pursuant to written subordination provisions substantially in the form of Exhibit I and (y) the Collateral and Guaranty Requirements shall be satisfied at all times;

(c)         Investments by the Parent Guarantor, Borrower and the Subsidiary Guarantors in Interest Rate Protection Agreements to the extent permitted by Section 8.15;

(d)         the Parent Guarantor and its Subsidiaries (other than the Borrower and the Subsidiary Guarantors) may establish new Subsidiaries and make Investments among themselves;

(e)          the Parent Guarantor, Borrower and the Subsidiary Guarantors may make Investments to effect a Collateral Vessel Acquisition (including by acquiring a special purpose vehicle); provided that no Investments pursuant to this clause (e) shall be permitted to be made at any time during the Specified Period unless the Minimum Interest Coverage Ratio as calculated pursuant to Section 8.07(c) is at least 2.50:1.00 for the two previous consecutive quarters.

(f)           Investments and capital expenditures by the Credit Parties related to the use, operation, trading, repairs and maintenance work on Collateral Vessels or improvements to Collateral Vessels in the ordinary course of business; and

(g)           the Parent Guarantor and its Subsidiaries (other than the Borrower and the Subsidiary Guarantors) may make Investments not otherwise permitted by this Section 8.05 so long as (i) no Event of Default shall have occurred and be continuing and (ii) the Parent Guarantor and its Subsidiaries are in pro forma compliance with the Financial Covenants both before and after giving effect to such Investments; provided that no Investments pursuant to this clause (g) shall be permitted to be made at any time during the Specified Period unless the Minimum Interest Coverage Ratio as calculated pursuant to Section 8.07(c) is at least 2.50:1.00 for the two previous consecutive quarters.

For the avoidance of doubt, no Investment shall be made available, directly or indirectly, to or for the benefit of a Restricted Party in violation of Sanctions Laws nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions Laws.

8.06 Transactions with Affiliates. The Parent Guarantor will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of such Person, other than on terms and conditions no less favorable to such Person as would be obtained by such Person at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that:

(a)          Restricted Payments may be paid to the extent provided in Section 8.03;

(b)          loans and Investments may be made and other transactions may be entered into between the Parent Guarantor and its Subsidiaries to the extent not prohibited by Sections 8.04 and 8.05;

(c)          the Parent Guarantor and its Subsidiaries may pay customary director’s fees;

(d)          the Parent Guarantor and its Subsidiaries may enter into employment agreements or arrangements with their respective officers and employees in the ordinary course of business;

(e)          in lieu of Overhead Expenses incurred by the Parent Guarantor and its Subsidiaries, the Parent Guarantor and its Subsidiaries may pay amounts to one or more Affiliates in exchange for the provision of Overhead Expenses in respect of the Parent Guarantor and its Subsidiaries (so long as the cost paid by the Parent Guarantor and its Subsidiaries is fair and reasonable); and

(f)          the Borrower may enter into and perform the Management Agreement.

The Parent Guarantor will not pay any fees or other amounts to its Affiliates other than as permitted by Section 8.03 and this Section 8.06.

8.07 Financial Covenants.

(a)          Minimum Liquidity. The Parent Guarantor and its Consolidated Subsidiaries (including the Borrower) shall maintain, at all times, commencing on the Closing Date, Unrestricted Cash and Cash Equivalents in an amount no less than the greater of (a) $2,500,000 for each Collateral Vessel and (b) five per cent (5%) of consolidated debt; provided that the outstanding amount of debt under the Other Loan Agreement shall not be included in the calculation of consolidated debt so long as there is at least five per cent (5%) of debt incurred pursuant to the Other Loan Agreement on deposit in the Collateral Account (as defined in the Other Loan Agreement) (or another blocked cash collateral account pledged in favor of the secured parties under the Other Loan Agreement).

(b)          Maximum Leverage Ratio. The Borrower will not permit the Leverage Ratio to be greater than 0.65 to 1.00 at any time. The Leverage Ratio shall be tested on the last day of any Test Period, commencing with the Test Period ending March 31, 2016.

(c)          Minimum Interest Coverage. The Parent Guarantor and its Consolidated Subsidiaries (including the Borrower) shall not permit the ratio of Consolidated EBITDA to gross interest expense measured on a pro forma basis, calculated on a trailing four-quarter basis (except where stated otherwise below), to be less than 2.50:1.00 for any Test Period, commencing with the Test Period ending March 31, 2016, provided, however, that for the duration of the Specified Period such ratio shall be no less than (i) 1.50:1.00 for the Test Period ending March 31, 2018 and (ii) 1.20:100 for each Test Period ending thereafter and on or prior to December 31, 2018 and (iii) 1.50:100 for the Test Period ending March 31, 2019.

(d)          Collateral Maintenance. The Borrower will not permit the sum of (i) the Aggregate Appraised Value of the Collateral Vessels which have not been sold, transferred, lost or otherwise disposed of (it being understood that permitted chartering arrangements do not constitute disposals for this purpose) and (ii) any Additional Collateral to fall below an amount that is equal to or less than (x) 130% or (y) or, at all times during the Specified Period, 145%, of the aggregate outstanding principal amount of the Loans; provided that any non-compliance with this Section 8.07(d) shall not constitute an Event of Default (but shall constitute a Default), so long as within 30 days of the occurrence of such non-compliance, the Borrower shall either (x) post Additional Collateral (and shall during such period, and prior to satisfactory completion thereof, be diligently carrying out such actions) or (y) prepay Loans pursuant to Section 4.02(c) in an amount sufficient to cure such noncompliance.

(e)          Changes to GAAP. If at any time after the Closing Date, the GAAP requirements materially change so as to impact the Financial Covenants set forth in Sections 8.07(a), (b), and (c) and if agreed between the Parent Guarantor, the Borrower and the Administrative Agent (acting upon the written consent of the Required Lenders), this Agreement shall be amended and/or supplemented to reflect such changes. If no such agreement is made, the GAAP requirements prior to any such change shall apply in determination of the Financial Covenants.

8.08 Limitation on Modifications of Certain Documents; etc. (a) The Parent Guarantor will not, and the Parent Guarantor will not permit any Credit Party to amend, modify or change its Organizational Documents or any agreement entered into by it with respect to its Equity Interests, or enter into any new agreement with respect to its Equity Interests, other than any amendments, modifications or changes or any such new agreements which are not in any way materially adverse to the interests of the Lenders.

(b)          The Parent Guarantor, the Borrower or relevant Collateral Vessel Owner party to any Management Agreement or Permitted Charter will not agree to any amendments thereto or grant any waiver thereunder, in each case, which would be materially adverse to the interests of the Lenders, without the consent of the Administrative Agent.

8.09 Limitation on Certain Restrictions on Subsidiaries. The Parent Guarantor will not, and will not permit any Credit Party to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Credit Party to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Parent Guarantor or any of its Subsidiaries, or pay any Financial Indebtedness owed to the Parent Guarantor or a Subsidiary of the Parent Guarantor, (b) make loans or advances to the Parent Guarantor or any of its Subsidiaries or (c) transfer any of its properties or assets to the Parent Guarantor or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent Guarantor or a Subsidiary of the Parent Guarantor, (iv) customary provisions restricting assignment of any agreement (including a ship purchase agreement) entered into by the Parent Guarantor or a Subsidiary of the Parent Guarantor in the ordinary course of business, (v) any holder of a Lien on assets other than the Collateral may restrict the transfer of the asset or assets subject thereto and (vi) restrictions which are not more restrictive than those contained in this Agreement.

8.10 Limitation on Issuance of Capital Stock. (a) (i) The Parent Guarantor will not permit any of its Subsidiaries to issue any Preferred Equity (or equivalent equity interests) and (ii) the Parent Guarantor will not, and will not permit any of its Subsidiaries to, issue any Disqualified Stock (or equivalent equity interests).

(b)          The Parent Guarantor will not permit the Borrower or any Subsidiary Guarantor to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of the Parent Guarantor or any of its Subsidiaries in any class of the capital stock of such Subsidiary, (iii) in the case of Subsidiaries of the Parent Guarantor that are not organized under the laws of the United States or any state thereof, to qualify directors to the extent required by applicable law and (iv) to the Parent Guarantor or another Credit Party. All capital stock of the Borrower and any Subsidiary Guarantor issued in accordance with this Section 8.10(b) shall be delivered to the Collateral Agent pursuant to the Pledge Agreement.

8.11 Business. (a) The Parent Guarantor will not permit the Borrower or any of the Subsidiary Guarantors to engage in any business or own any significant assets or have any material liabilities other than its (i) ownership of the Equity Interests of, and the management of, the Borrower and the Subsidiary Guarantors and (ii) the acquisition, ownership, management and operation of Collateral Vessels and activities related thereto, provided that the Borrower and each of the Subsidiary Guarantors may engage in those activities that are incidental to (A) the maintenance of its legal existence (including the ability to incur fees, costs, expenses and taxes relating to such maintenance), (B) legal, tax and accounting matters in connection with any of the foregoing or following activities as a member of the consolidated group of the Parent Guarantor, (C) the entering into, and performing its obligations under, this Agreement, the other Credit Documents and its Organizational Documents, (D) holding any cash, Cash Equivalents and other property necessary or appropriate in connection with, or incidental to, the ownership, management and operation of the Collateral Vessel; (E) making of Restricted Payments and Investments, incurring Financial Indebtedness consisting of (x) any guarantee of the obligations of any Credit Party in favor of the Technical Manager, Commercial Manager or other manager, (y) under the Credit Documents and (z) Contingent Obligations in respect of any Collateral Vessel Acquisitions and any other activities to the extent permitted hereunder; (F) providing indemnification to officers and directors; and (G) any activities incidental or reasonably related to the foregoing.

(b)          The Parent Guarantor will not, and will not permit any Credit Party to, engage in any business other than the construction, ownership, management and operation of oil tankers or other activities directly related thereto, and similar or related or complimentary businesses.

8.12 Bank Accounts. The Parent Guarantors will not permit any of the Credit Parties to maintain any deposit, savings, investment or other similar accounts other than (i) the Concentration Account and (ii) any deposit, savings, investment or other similar accounts required to be maintained pursuant to the Other Loan Agreement.

8.13 Jurisdiction of Employment. The Parent Guarantor will not, and will not permit any of its Subsidiaries or any third party charterer of a Collateral Vessel to employ or cause to be employed any Collateral Vessel in any country or jurisdiction in which (i) the Parent Guarantor, the Borrower, the Subsidiary Guarantors or such third party charterer of a Collateral Vessel is prohibited by law from doing business, (ii) the Lien created by the applicable Collateral Vessel Mortgage will be rendered unenforceable or (iii) the Collateral Agent’s foreclosure or enforcement rights will be materially impaired or hindered.

8.14 Operation of Collateral Vessels. The Parent Guarantor will not, and will not permit any Credit Party to, engage in the following undertakings:

(a)          without giving prior written notice thereof to the Collateral Agent, change the registered owner, name, official or patent number, as the case may be, the home port, class or Commercial Manager of any Collateral Vessel;

(b)          change the Technical Manager unless the existing Technical Manager resigns and is not replaced within 90 days by another Technical Manager in compliance with the definition of “Technical Manager”; or

(c)           without the prior consent of the Administrative Agent (or, in the case of the registry, the Required Lenders) (such consent not to be unreasonably withheld), change the registered flag registry or classification society of any Collateral Vessel unless the change is to an Acceptable Flag Jurisdiction (and the requirements of the Flag Jurisdiction Transfer have been satisfied) or to an Acceptable Classification Society.

8.15 Interest Rate Protection Agreements. The Parent Guarantor will not, and will not permit any Credit Party to, enter into Interest Rate Protection Agreements or other hedging or similar agreements other than Interest Rate Protection Agreements entered into in the ordinary course of business and not for speculative purposes, provided that the Parent Guarantor may only enter into and remain liable under Interest Rate Protection Agreements entered into with a Lender or an Affiliate of a Lender with respect to the Collateral Vessels or the Obligations of the Parent Guarantor and each other Credit Party under this Agreement.

SECTION 9. Events of Default. Each of the following shall constitute an “Event of Default” for purposes of this Agreement and the other Credit Documents:

9.01 Payments. The Borrower shall (i) default in the payment when due of any principal payable in connection with any Loan or any Note or (ii) default, and such default shall continue unremedied for more than three (3) Business Days, in the payment when due of any interest on any Loan or Note, any Fees or other amounts owing hereunder, under any other Credit Document or under any document relating to a Credit Document; or

9.02 Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

9.03 Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.01(f)(i), 7.03 (other than clause (i) or (iv) thereof), 7.06, 7.13, 7.14(a), 7.15, 7.18, 7.19 or Section 8 (other than Section 8.07(e)) or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document to which it is a party and, in the case of this clause (ii), such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent; or

9.04 Default Under Other Agreements. (i) The Parent Guarantor or any of its Subsidiaries shall default in any payment of any Financial Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Financial Indebtedness was created or (ii) the Parent Guarantor or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Financial Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Financial Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Financial Indebtedness to become due prior to its stated maturity, or (iii) any Financial Indebtedness (other than the Obligations) of the Parent Guarantor or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or in connection with an asset sale, casualty or condemnation or other similar mandatory prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or Event of Default under this Section 9.04 unless the aggregate principal amount of all Financial Indebtedness as described in preceding clauses (i) through (iii), inclusive, exceeds $10,000,000; or

9.05 Bankruptcy, etc. The Parent Guarantor or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Parent Guarantor or any of its Subsidiaries and the petition is not controverted within 30 days after service of summons (or such longer period as may be provided by such summons), or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Parent Guarantor or any of its Subsidiaries, or the Parent Guarantor or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Parent Guarantor or any of its Subsidiaries or there is commenced against the Parent Guarantor or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Parent Guarantor or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Parent Guarantor or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Parent Guarantor or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Parent Guarantor or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

9.06 ERISA. If:

(a)          (i) any Plan (other than a Multiemployer Plan) shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 of ERISA;

(ii)         a Reportable Event shall have occurred;

(iii)        a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (which is not waived) and an event described in subsection .62, ..63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following thirty (30) days;

(iv)        any Plan (other than a Multiemployer Plan) which is subject to Title IV of ERISA shall have had or is reasonably likely to have a trustee appointed to administer such Plan;

(v)         any Plan which is subject to Title IV of ERISA is, or shall have been terminated or the subject of termination proceedings under ERISA;

(vi)        a contribution required to be made by the Parent Guarantor or any of its Subsidiaries or any ERISA Affiliate with respect to a Plan subject to Title IV of ERISA or by the Borrower or any of its Subsidiaries with respect to a Foreign Pension Plan is not timely made;

(vii)       any Plan (other than a Multiemployer Plan) shall have an Unfunded Current Liability;

(viii)      the Parent Guarantor or any of its Subsidiaries or any ERISA Affiliate has received written notice from the PBGC or a plan administrator (in the case of a Multiemployer Plan) indicating that proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer a Plan subject to Title IV of ERISA;

(ix)         the Parent Guarantor or any of its Subsidiaries or any ERISA Affiliate has any liability to or on account of a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4975 of the Code; or

(x)         a “default,” within the meaning of Section 4219(c)(5) of ERISA, shall occur with respect any Multiemployer Plan;

(b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material and impending risk of incurring a liability; and

(c) such lien, security interest or liability, individually, and/or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; or

9.07 Security Documents. At any time after the execution and delivery thereof, any of the Security Documents shall, other than in accordance with the terms hereof or thereof, cease to be in full force and effect in any material respect, or shall cease in any material respect to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except in connection with Permitted Liens), and subject to no other Liens (except Permitted Liens), or any “event of default” (as defined in any Collateral Vessel Mortgage) shall occur in respect of any Collateral Vessel Mortgage; or

9.08 Guaranties. After the execution and delivery thereof, any Guaranty, or any material provision thereof, shall cease to be in full force or effect in any material respect as to the relevant Guarantor (except for a Guarantor which is no longer a Subsidiary by virtue of a liquidation, or sale permitted by Section 8.02) or any Guarantor (or Person acting by or on behalf of such Guarantor) shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party; or

9.09 Judgments. One or more judgments or decrees shall be entered against the Parent Guarantor or any of its Subsidiaries involving in the aggregate for the Parent Guarantor and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 Business Days, and the aggregate amount of all such judgments, to the extent not covered by insurance, exceeds $2,500,000; or

9.10 Illegality. It becomes unlawful or impossible:

(i)          for any Credit Party to discharge any liability under the Credit Documents or to comply with any other obligation which the Required Lenders consider material under the Credit Documents, or

(ii)         for the Administrative Agent, the Collateral Agent and the Lenders to exercise or enforce any material right under, or to enforce any security interest created by the Credit Documents; or

9.11 Termination of Business.

Any Credit Party ceases or suspends or threatens to cease or suspend the carrying on of its business, or a part of its business (in each case other than in connection with drydockings, maintenance of the Collateral Vessel and other temporary suspensions of operations in the ordinary course of business) which, in the opinion of the Required Lenders, is material in the context of this Agreement; or

9.12 Material Adverse Effect.

An event or series of events occurs which, in the reasonable opinion of the Required Lenders constitutes a Material Adverse Effect; or

9.13 Authorizations and Consents.

Any consent necessary to enable a Collateral Vessel Owner to own, operate or charter the Collateral Vessel owned by it or to enable the Parent Guarantor or any other Credit Party to comply with any provision which the Required Lenders consider material of a Credit Document is not granted, expires without being renewed, is revoked or becomes liable to be revoked or any condition of such a consent is not fulfilled; or

9.14 Arrest; Expropriation.

All or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interest in, any Credit Party are arrested, seized, nationalized, expropriated or compulsorily acquired by or under the authority of any government, provided that in the reasonable opinion of the Administrative Agent, such occurrence would adversely affect any Credit Party’s ability to perform its obligations under the Credit Documents to which it is a party.

9.15 Change of Control.

A Change of Control shall occur.

Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may, and upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 9.05 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans, Notes and all Obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; or (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.

SECTION 10. Agency and Security Trustee Provisions.

10.01 Appointment. (a) The Lenders in their capacity as Lenders and Other Creditors (by their acceptance of the benefits hereof and of the other Credit Documents) hereby irrevocably designate and appoint Nordea, as Administrative Agent (for purposes of this Section 10 the term “Administrative Agent” shall include Nordea (and/or any of its affiliates) in its capacity as Collateral Agent pursuant to the Security Documents and in its capacity as mortgagee (if applicable) and security trustee pursuant to the Collateral Vessel Mortgages) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agents to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agents may perform any of their duties hereunder by or through its respective officers, directors, agents, employees or affiliates and, may assign from time to time any or all of its rights, duties and obligations hereunder and under the Security Documents to any of its banking affiliates.

(b)          The Lenders hereby irrevocably designate and appoint Nordea as security trustee solely for the purpose of holding the Collateral Vessel Mortgages on each of the Collateral Vessels in an Acceptable Flag Jurisdiction on behalf of the Lenders, from time to time, with regard to the (i) security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to the Collateral Vessel Mortgages (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken by any Lender in the Collateral Vessel Mortgages), (ii) all money, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with the Collateral Vessel Mortgages, whether from the Parent Guarantor, the Borrower or any Subsidiary Guarantor or any other Person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof). Nordea hereby accepts such appointment as security trustee.

10.02 Nature of Duties.(a) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Documents. None of the Agents nor any of their respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by such Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non–appealable decision (any such liability limited to the applicable Agent to whom such Person relates). The duties of each of the Agents shall be mechanical and administrative in nature; none of the Agents shall have by reason of this Agreement or any other Credit Document any fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b)          It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent in such capacity is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.03 Lack of Reliance on the Agents. Independently and without reliance upon the Agents, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Parent Guarantor and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Parent Guarantor and its Subsidiaries and, except as expressly provided in this Agreement, none of the Agents shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. None of the Agents shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Parent Guarantor and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Parent Guarantor and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

10.04 Certain Rights of the Agents. If any of the Agents shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agents shall be entitled to refrain from such act or taking such action unless and until the Agents shall have received instructions from the Required Lenders; and the Agents shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender or the holder of any Note shall have any right of action whatsoever against the Agents as a result of any of the Agents acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

10.05 Reliance. Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the applicable Agent reasonably believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

10.06 Indemnification. To the extent any of the Agents is not reimbursed and indemnified by the Parent Guarantor, Borrower, the Lenders will reimburse and indemnify the applicable Agents, in proportion to their respective “percentages” as used in determining the Required Lenders (without regard to the existence of any Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agents in performing their respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document (including, without limitation, as a result of a breach of any Sanctions Laws by a Credit Party); provided that no Lender shall be liable in respect to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The indemnities contained in this Section 10.06 shall cover any cost, loss or liability incurred by each Indemnified Party in any jurisdiction arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, ISPS Code or any Environmental Law.

10.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, each of the Agents shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Secured Creditors”, “Required Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each of the Agents in their respective individual capacity. Each of the Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

10.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

10.09 Resignation by the Administrative Agent.

(a)          The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 30 Business Days’ prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)          Upon a notice of resignation delivered by the Administrative Agent pursuant to Section 10.09(a), the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c)          If, following the Administrative Agent delivering a notice of resignation pursuant to Section 10.09(a), a successor Administrative Agent shall not have been so appointed within such 30 Business Day period, the Administrative Agent, with the consent of the Borrower (which shall not be unreasonably withheld or delayed; provided that the Borrower’s approval shall not be required if an Event of Default then exists), shall then appoint a commercial bank or trust company with capital and surplus of not less than $500,000,000 as successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)          If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 25th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)          The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time and may appoint one of its Affiliates, including, without limitation, Nordea Bank AB, London Branch or Nordea Bank AB, New York Branch, as a successor by giving 5 Business Days’ prior written notice to the Borrower and the Lenders. The Administrative Agent shall bear all reasonable documentation costs incurred in connection with the Administrative Agent’s resignation under this clause (e).

10.10 Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to, or during, an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Security Documents.

(b)          The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) upon termination of all Commitments and payment and satisfaction in full of the Obligations (other than contingent indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) that is sold or otherwise disposed of (to Persons other than the Parent Guarantor and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 8.02, (iii) in connection with any Flag Jurisdiction Transfer, provided that the requirements thereof are satisfied by the relevant Credit Party, and (iv) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 11.13) or (v) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of Collateral pursuant to this Section 10.10.

(c)          The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d)          (i) The Other Creditors shall not have any right whatsoever to do any of the following: (A) exercise any rights or remedies with respect to the Collateral or to direct any Agent to do the same, including, without limitation, the right to (1) enforce any Liens or sell or otherwise foreclose on any portion of the Collateral, (2) request any action, institute any proceedings, exercise any voting rights, give any instructions, make any election or make collections with respect to all or any portion of the Collateral or (3) release any Credit Party under any Credit Document or release any Collateral from the Liens of any Security Document or consent to or otherwise approve any such release; (B) demand, accept or obtain any Lien on any Collateral (except for Liens arising under, and subject to the terms of, the Credit Documents); (C) vote in any case concerning any Credit Party under the Bankruptcy Code or any other proceeding under any reorganization, arrangement, adjudication of debt, relief of debtors, dissolution, insolvency, liquidation or similar proceeding in respect of the Credit Parties or any of their respective Subsidiaries (any such proceeding, for purposes of this clause (d)(i), a “Bankruptcy Proceeding”) with respect to, or take any other actions concerning the Collateral; (D) receive any proceeds from any sale, transfer or other disposition of any of the Collateral (except in accordance with this Agreement); (E) oppose any sale, transfer or other disposition of the Collateral; (F) object to any debtor-in-possession financing in any Bankruptcy Proceeding which is provided by one or more Lenders among others (including on a priming basis under Section 364(d) of the Bankruptcy Code); (G) object to the use of cash collateral in respect of the Collateral in any Bankruptcy Proceeding; or (H) seek, or object to the Lenders or any Agent seeking on an equal and ratable basis, any adequate protection or relief from the automatic stay with respect to the Collateral in any Bankruptcy Proceeding.

(ii)            Each Other Creditor, by its acceptance of the benefits of this Agreement and the other Credit Documents, agrees that in exercising rights and remedies with respect to the Collateral, the Agents and the Lenders, with the consent of the Agents, may enforce the provisions of the Credit Documents and exercise remedies thereunder (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment. Such exercise and enforcement shall include, without limitation, the rights to collect, sell, dispose of or otherwise realize upon all or any part of the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization and to exercise all the rights and remedies of a secured lender under the UCC. The Other Creditors by their acceptance of the benefits of this Agreement and the other Credit Documents hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realization of or upon all or any of the Collateral. Whether or not a Bankruptcy Proceeding has been commenced, the Other Creditors shall be deemed to have consented to any sale or other disposition of any property, business or assets of the Credit Parties and the release of any or all of the Collateral from the Liens of any Security Document in connection therewith.

(iii)          To the maximum extent permitted by law, each Other Creditor waives any claim it might have against the Agents or the Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of any Agent or the Lenders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Credit Documents or any transaction relating to the Collateral (including, without limitation, any such exercise described in Section 10(d)(ii)), except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person. To the maximum extent permitted by applicable law, none of either Agent or any Lender or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Parent, any Subsidiary of Parent, any Other Creditor or any other Person or to take any other action or forbear from doing so whatsoever with regard to the Collateral or any part thereof, except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person.

10.11 Delivery of Information. The Agents shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agents from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of any Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 11. Miscellaneous.

11.01 Payment of Expenses, etc. (a) The Borrower agrees that it shall (i) pay all reasonable and documented out-of-pocket costs and expenses of each of the Agents (which shall be limited, in the case of legal fees, to the reasonable and documented fees and disbursements of one legal counsel to the Administrative Agent and the Lead Arrangers, local counsel and maritime counsel (as necessary) to the Administrative Agent) in connection with the syndication of the Credit Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto (whether or not the transactions herein contemplated are consummated), and (ii) pay all reasonable and documented out-of-pocket fees, costs and expenses of each of the Agents and the Lenders (including, without limitation, the reasonable fees and disbursements of counsel (excluding in-house counsel) for each of the Agents and for each of the Lenders) in connection with the enforcement or protection of its rights (A) in connection this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and (B) in connection with the Loans made hereunder, including such expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           In addition, the Borrower shall indemnify the Agents and each Lender, and each of their respective officers, directors, trustees, employees, representatives and agents (collectively, the “Indemnified Parties”) from, and hold each of them harmless against, any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, civil penalties, fines, settlements, suits and out-of-pocket costs, expenses and disbursements (including reasonable and documented out-of-pocket attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of:

(i)          any investigation, litigation or other proceeding (whether or not any of the Agents, the Collateral Agent or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of proceeds of the Loans hereunder or the consummation of any transactions contemplated herein, or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents,

(ii)         the actual or alleged presence of Hazardous Materials on or from any Collateral Vessel or real property or facility at any time owned or operated by the Parent Guarantor or any of its Subsidiaries,

(iii)        the generation, storage, transportation, handling, disposal or Environmental Release of Hazardous Materials at any location, owned or operated at any time by the Parent Guarantor or any of its Subsidiaries,

(iv)        the non-compliance of any Collateral Vessel or any real property or facility at any time owned or operated by the Parent Guarantor, the Borrower or any Subsidiary Guarantor with Environmental Law or applicable foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder),

(v)         any Environmental Claim asserted against the Parent Guarantor, any of its Subsidiaries or any Collateral Vessel or any real property or facility at any time owned or operated by the Parent Guarantor, the Borrower or any of the Subsidiary Guarantors, or

(vi) the conduct of any Credit Party or any of its partners, directors, officers, employees, agents or advisors, that violates any Sanctions Laws,

in each case excluding any losses, liabilities, claims, damages, penalties, actions, judgments, suits, costs, disbursements or expenses to the extent incurred by reason of the gross negligence of, the breach in bad faith of the Credit Documents by, or wilful misconduct of, any such Indemnified Party or by reason of a failure by any such Indemnified Party to fund its Commitments as required by this Agreement. To the extent that the undertaking to indemnify, pay or hold harmless each of the Agents or any Lender set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. Notwithstanding the foregoing, no party hereto shall be responsible to any Person for any consequential, indirect, special or punitive damages which may be alleged by such Person arising out of this Agreement or the other Credit Documents.

11.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Subsidiary or the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Financial Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Parent Guarantor or any of its Subsidiaries but in any event excluding assets held in trust for any such Person against and on account of the Obligations and liabilities of the Parent Guarantor or such Subsidiary, as applicable, to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 11.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

11.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or e-mail communication) and mailed, e-mailed, telecopied or delivered: if to any Credit Party, at the Borrower’s address specified on Schedule VII hereto; if to any Lender, at its address specified opposite its name on Schedule II hereto; and if to the Administrative Agent, at its Notice Office; or, as to any Credit Party, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, (i) when mailed, be effective three Business Days after being deposited in the mails, prepaid and properly addressed for delivery, (ii) when sent by overnight courier, be effective one Business Day after delivery to the overnight courier prepaid and properly addressed for delivery on such next Business Day, or (iii) when sent by telecopier or e-mail, be effective when sent by telecopier or e-mail, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

11.04 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that (i) no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders, (ii) although any Lender may grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Section 11.04(b)) and no participant shall constitute a “Lender” hereunder and (iii) no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Commitment Commission thereon (except (I) in connection with a waiver of applicability of any post-default increase in interest rates and (II) that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (x)) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (y) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (z) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) securing the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Note (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Note) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b)           Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may:

(x)           assign all or a portion of its Commitment and/or its outstanding Loans to its (i) parent company and/or any Affiliate of such Lender or its parent company or (ii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor or (iii) to one or more Lenders or

(y)           assign, with the consent of the Borrower and the Administrative Agent (in each case which consent shall not be unreasonably withheld or delayed and in the case of the Borrower, (i) shall not be required if any Default under Section 9.01 or 9.05 or any Event of Default is then in existence and (ii) shall be deemed to have been granted within 15 Business Days from the day it has been sought unless expressly refused within that period), all, or if less than all, a portion equal to at least $20,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and outstanding principal amount of Loans hereunder to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time Schedule I hereto shall be deemed modified to reflect the Commitments (and/or outstanding Loans, as the case may be) of such new Lender and of the existing Lenders, (ii) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments (and/or outstanding Loans, as the case may be), (iii) the consent of the Administrative Agent shall be required in connection with any assignment pursuant to preceding clause (y) (which consent shall not be unreasonably withheld or delayed), and (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500. To the extent of any assignment pursuant to this Section 11.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments (it being understood that the indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 4.04, 11.01, 11.17 and 11.18) shall survive as to such assigning Lender with respect to matters occurring prior to the date such assigning Lender ceases to be a Lender). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.12 or this Section 11.04(b) would, at the time of such assignment, result in increased costs under Section 2.09, 2.10 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from any Change in Law after the date of the respective assignment).

(c)           Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with the consent of the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Notes or Loans to a trustee for the benefit of investors and in support of its obligation to such investors; provided, however, no such pledge shall release a Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

11.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender or the holder of any Note would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.

11.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)           Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or Commitment Commission, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)           Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 11.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

11.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders). In addition, all computations determining compliance with the Financial Covenants shall utilize accounting principles and policies in conformity with those in effect on the Closing Date (with the foregoing generally accepted accounting principles, subject to the preceding proviso, herein called “GAAP”), subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes. Unless otherwise noted, all references in this Agreement to “GAAP” shall mean generally accepted accounting principles as in effect in the United States.

(b)          All computations of interest for Loans, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Commitment Commission or Fees are payable.

11.08 Agreement Binding. The Parent Guarantor, the Borrower and each other Credit Party agree that they shall be bound by the terms of this Agreement and the obligations and covenants expressed to be binding on each of them under this Agreement even if the terms, covenants or obligations contained hereunder are inconsistent with, or less favorable to the Parent Guarantor, the Borrower or such Credit Party (as the case may be) than the Parent Guarantor’s, the Borrower’s or such Credit Party’s rights and obligations under any other document that they are a party to or are otherwise bound by, including without limitation, the Management Agreement, notwithstanding that the Lender Creditors are aware of or have been provided with such other document pursuant to this Agreement or otherwise.

11.09 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE COLLATERAL VESSEL MORTGAGES AND OTHER SECURITY DOCUMENTS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES TO THIS AGREEMENT FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH ON SCHEDULE VII HERETO, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION. THE BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS, AUTHORIZES AND EMPOWERS SEWARD & KISSEL LLP, WITH OFFICES CURRENTLY LOCATED AT ONE BATTERY PARK PLAZA, NEW YORK, NY 10004, ATTENTION: LAWRENCE RUTKOWSKI, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE AND ACCEPT FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK, NEW YORK ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE ADMINISTRATIVE AGENT; PROVIDED THAT ANY FAILURE ON THE PART OF THE BORROWER TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 11.09 OR OTHERWISE PERMITTED BY LAW.

(b)          EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.10 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original (including if delivered by e-mail or facsimile transmission), but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

11.11 Effectiveness. This Agreement shall become effective on the date (the “Closing Date”) on which the conditions set forth in Section 5.01 shall have been satisfied or waived by the Administrative Agent.

11.12 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

11.13 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) directly and negatively affected,

(i)          extend the final scheduled maturity of any Loan or Note, extend the timing for or reduce the principal amount of any Scheduled Amortization Payment Amount (or any definition used therein to the extent used therein), or reduce the rate or reduce or extend the time of payment of interest on any Loan or Note or Commitment Commission (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i)), or reduce the principal amount thereof (except to the extent repaid in cash),

(ii)         release any of the Collateral (except as expressly provided in the Credit Documents),

(iii)        amend, modify or waive any provision of this Section 11.13 or of any other Section that expressly requires the consent of all the Lenders to do so,

(iv)        reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date),

(v)         consent to the assignment or transfer by the Borrower or any Subsidiary Guarantor of any of its respective rights and obligations under this Agreement,

(vi)        substitute or replace the Parent Guarantor, Borrower or any Subsidiary Guarantor or release any Guarantor from the relevant Guaranty, and

(vii)       amend, modify or waive Section 2.06;

provided, further, that no such change, waiver, discharge or termination shall (A) increase or extend the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of Section 2.01(b), conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (B) without the consent of each Agent, amend, modify or waive any provision of Section 10 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent or (C) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b)          If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 11.13(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required (any such Lender, a “Non-Consenting Lender”) is not obtained, then the Borrower shall have the right, so long as all Non-Consenting Lenders whose individual consent is required are treated as described in either clauses (i) or (ii) below, to either (i) replace each such Non-Consenting Lender (or, at the option of the Borrower if the respective Non-Consenting Lender’s consent is required with respect to less than all Loans (or related Commitments) of such Non-Consenting Lender, to replace only the respective Commitments and/or Loans of the respective Non-Consenting Lender which gave rise to the need to obtain such Non-Consenting Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.12 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (ii) terminate such Non-Consenting Lender’s Commitment (if such Non-Consenting Lender’s consent is required as a result of its Commitment), and/or repay the outstanding Loans and terminate any outstanding Commitments of such Non-Consenting Lender which gave rise to the need to obtain such Non-Consenting Lender’s consent, in accordance with Sections 3.02(b) and/or 4.01(a), provided that, unless the Commitments that are terminated and/or the Loans that are repaid pursuant to preceding clause (ii) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or the outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (ii) the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate such Lender’s Commitment or repay such Lender’s Loan solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 11.13(a).

(c)          The Administrative Agent, the Parent Guarantor and the Borrower may amend any Credit Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Credit Document.

11.14 Survival. All indemnities set forth herein including, without limitation, in Sections 2.09, 2.10, 4.04, 11.01, 11.17 and 11.18 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Loans.

11.15 Domicile of Loans. Each Lender may transfer and carry its pro rata portion of the Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 11.15 would, at the time of such transfer, result in increased costs under Section 2.09, 2.10 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

11.16 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 11.16, each Lender agrees that it will not disclose without the prior consent of the Parent Guarantor (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company or board of trustees in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 11.16 to the same extent as such Lender) any information with respect to the Parent Guarantor or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 11.16(a) by the respective Lender, (ii) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any auditor or professional financial or legal advisor of such Lender employed in the normal course of its business, (vii) to any branch, Affiliate or Subsidiary of such Lender or to the parent company, head office or regional office of such Lender in connection with the transactions contemplated herein and (viii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender (it being understood that for the purpose of this clause (viii), other than during the continuance of an Event of Default, the Lender shall use commercially reasonable efforts to apprise the Parent Guarantor of the potential transferee), provided that such prospective transferee expressly agrees to execute and does execute (including by way of customary “click through” arrangements) a confidentiality agreement and be bound by the confidentiality provisions contained in this Section 11.16.

(b)           Each of the Parent Guarantor and the Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates any information related to the Parent Guarantor or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Parent Guarantor or its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 11.16 to the same extent as such Lender.

11.17 Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 11.17, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment and prepayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 11.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 11.17, except to the extent caused by the Administrative Agent’s own gross negligence, willful misconduct or unlawful acts.

11.18 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder or under any of the Notes in the currency expressed to be payable herein or under the Notes (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

11.19 Language. All correspondence, including, without limitation, all notices, reports and/or certificates, delivered by any Credit Party to the Administrative Agent, the Collateral Agent or any Lender shall, unless otherwise agreed by the respective recipients thereof, be submitted in the English language or, to the extent the original of such document is not in the English language, such document shall be delivered with a certified English translation thereof.

11.20 Waiver of Immunity. The Borrower, in respect of itself, each other Credit Party, its and their process agents, and its and their properties and revenues, hereby irrevocably agrees that, to the extent that the Borrower, any other Credit Party or any of its or their properties has or may hereafter acquire any right of immunity from any legal proceedings, whether in the United States, any Acceptable Flag Jurisdiction or elsewhere, to enforce or collect upon the Obligations of the Borrower or any other Credit Party related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower, for itself and on behalf of the other Credit Parties, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States, any Acceptable Flag Jurisdiction or elsewhere.

11.21 USA PATRIOT Act Notice. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other “know your customer” information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act and anti-money laundering rules and regulations, and each Credit Party agrees to provide such information from time to time to any Lender.

11.22 Severability. If any provisions of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable: (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions; provided that the Lenders shall charge no fee in connection with any such amendment. The invalidity of a provision in a particular jurisdiction shall not invalid or render unenforceable such provision in any other jurisdiction.

11.23 Flag Jurisdiction Transfer. In the event that the Borrower desires to implement a Flag Jurisdiction Transfer with respect to a Collateral Vessel, upon receipt of reasonable advance notice thereof from the Borrower, the Collateral Agent shall use commercially reasonably efforts to provide, or (as necessary) procure the provision of, all such reasonable assistance as any Credit Party may request from time to time in relation to (i) the Flag Jurisdiction Transfer, (ii) the related deregistration of the relevant Collateral Vessel from its previous flag jurisdiction, and (iii) the release and discharge of the related Security Documents; provided that the relevant Credit Party shall pay all documented out of pocket costs and expenses reasonably incurred by the Collateral Agent in connection with provision of such assistance.

Each Lender hereby consents in connection with any Flag Jurisdiction Transfer and subject to the satisfaction of the requirements thereof to be satisfied by the relevant Credit Party, to (x) deregister such Collateral Vessel from its previous flag jurisdiction and (y) release and hereby direct the Collateral Agent to release the relevant Collateral Vessel Mortgage. Each Lender hereby directs the Collateral Agent, and the Collateral Agent agrees to execute and deliver or, at the Borrower’s expense, file such documents and perform other actions reasonably necessary to release the relevant Collateral Vessel Mortgages when and as directed pursuant to this Section 11.23.

SECTION 12. Parent Guaranty.

12.01 Guaranty. In order to induce the Administrative Agent, the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the Other Creditors to enter into Interest Rate Protection Agreements, and in recognition of the direct benefits to be received by the Parent Guarantor from the proceeds of the Loans, the Parent Guarantor hereby agrees with the Secured Creditors as follows: the Parent Guarantor hereby and unconditionally and irrevocably guarantees to the Secured Creditors the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Secured Obligations to the Secured Creditors. This is a guaranty of payment and not of collection. If any or all of the Secured Obligations becomes due and payable hereunder, the Parent Guarantor, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Secured Creditors, or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Secured Creditors in collecting any of the Secured Obligations. If a claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Secured Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event the Parent Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Parent Guarantor, notwithstanding any revocation of this Parent Guaranty or other instrument evidencing any liability of the Borrower, and the Parent Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

12.02 Bankruptcy. Additionally, the Parent Guarantor unconditionally and irrevocably guarantees to the Secured Creditors the payment of any and all of the Secured Obligations whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 9.05, and unconditionally, irrevocably, jointly and severally promises to pay such indebtedness to the Secured Creditors, or order, on demand.

12.03 Nature of Liability. The liability of the Parent Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Secured Obligations, whether executed by the Parent Guarantor, any other guarantor or by any other party, and the liability of the Parent Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Secured Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Secured Creditor on the Secured Obligations which any such Secured Creditor repays to the Borrower or any other Subsidiary of the Parent Guarantor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Parent Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction of the type described in Section 12.05.

12.04 Independent Obligation. The obligations of the Parent Guarantor hereunder are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against the Parent Guarantor whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. The Parent Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Parent Guarantor.

12.05 Authorization. The Parent Guarantor authorizes the Secured Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)          change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Secured Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Parent Guaranty made shall apply to such Secured Obligations as so changed, extended, renewed or altered;

(b)          take and hold security for the payment of the Secured Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Secured Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset against any thereof;

(c)          exercise or refrain from exercising any rights against the Borrower, any other Credit Party or others or otherwise act or refrain from acting;

(d)          release or substitute any one or more endorsers, guarantors, the Borrower, other Credit Parties or other obligors;

(e)          settle or compromise any of the Secured Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Secured Creditors;

(f)          apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Secured Creditors regardless of what liability or liabilities of the Borrower remain unpaid;

(g)          consent to or waive any breach of, or any act, omission or default under, this Agreement or any other Credit Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement or any other Credit Document or any of such other instruments or agreements; and/or

(h)          take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Parent Guarantor from its liabilities under this Parent Guaranty.

12.06 Reliance. It is not necessary for any Secured Creditor to inquire into the capacity or powers of the Parent Guarantor or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Secured Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

12.07 Subordination. Any indebtedness of the Borrower now or hereafter owing to the Parent Guarantor is hereby subordinated to the Secured Obligations of the Borrower owing to the Secured Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to the Parent Guarantor shall be collected, enforced and received by the Parent Guarantor for the benefit of the Secured Creditors and be paid over to the Administrative Agent on behalf of the Secured Creditors on account of the Secured Obligations, but without affecting or impairing in any manner the liability of the Parent Guarantor under the other provisions of this Parent Guaranty. Prior to the transfer by the Parent Guarantor of any note or negotiable instrument evidencing any such indebtedness of the Borrower to the Parent Guarantor, the Parent Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Parent Guarantor hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Parent Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Secured Obligations have been irrevocably paid in full in cash.

12.08 Waiver. (a) The Parent Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require any Secured Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Secured Creditor’s power whatsoever. The Parent Guarantor waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment in full in cash of the Secured Obligations, based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full in cash of the Secured Obligations. The Secured Creditors may, at their election, foreclose on any security held by the Administrative Agent or any other Secured Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Creditors may have against the Borrower, or any other party, or any security, without affecting or impairing in any way the liability of the Parent Guarantor hereunder except to the extent the Secured Obligations have been paid in cash. The Parent Guarantor waives any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Parent Guarantor against the Borrower, or any other party or any security.

(b) The Parent Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Parent Guaranty, and notices of the existence, creation or incurring of new or additional Secured Obligations. The Parent Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks which the Parent Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Secured Creditors shall have any duty to advise the Parent Guarantor of information known to them regarding such circumstances or risks.

12.09 Payment. All payments made by the Parent Guarantor pursuant to this Section 12 shall be made in Dollars. All payments made by the Parent Guarantor pursuant to this Section 12 will be made without setoff, counterclaim or other defense.

12.10 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under the guarantee contained herein in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 12.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.10, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 12.10 shall remain in full force and effect until the discharge of the Secured Obligations in full. Each Qualified ECP Guarantor intends that this Section 12.10 constitute, and this Section 12.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

* * *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

DIAMOND S SHIPPING II LLC, as the Parent Guarantor

By:	/s/ Florence Ioannou
Name: Florence Ioannou
Title: Chief Financial Officer

DSS VESSEL IV LLC, as the Borrower

By:	/s/ Florence Ioannou
Name: Florence Ioannou
Title: Chief Financial Officer

Signature page to Diamond S credit Agreement (2016)

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, individually, Administrative Agent and Collateral Agent

By:	/s/ Martin Lunder
	Name:	Martin Lunder
	Title:	Senior Vice President

By:	/s/ Lynn Sauro
	Name:	Lynn Sauro
	Title:	Vice President

Signature page to Diamond S Credit Agreement (2016)

NORDEA BANK FINLAND, NEW YORK BRANCH, as Lender

By:	/s/ Martin Lunder
	Name:	Martin Lunder
	Title:	Senior Vice President

By:	/s/ Lynn Sauro
	Name:	Lynn Sauro
	Title:	Vice President

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as Lender

By:	/s/ Yannick Le Gourieres
	Name:	Yannick Le Gourieres
	Title:	Director

By:	/s/ Eden Rahman
	Name:	Eden Rahman
	Title:	Vice President

Signature page to Diamond S Credit Agreement (2016)

SCHEDULE I

COMMITMENTS

Lender	Initial Term Loan Commitments
Nordea Bank Finland Plc, New York Branch	$37,500,000
Crédit Agricole Corporate & Investment Bank	$37,500,000
Total	$75,000,000

SCHEDULE II

LENDER ADDRESSES

INSTITUTIONS	ADDRESSES

NORDEA BANK FINLAND PLC, NEW YORK BRANCH	1211 Avenue of Americas, 23rd Floor
New York, NY 10036
Attn: Shipping, Offshore and Oil Services
Telephone: +1 212-318-9634
Facsimile: +1 212-421-4420

CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK	For credit matters: 1301 Avenue of the Americas
New York, NY 10019
Tel: 212-261-4039 / 212-261-7363
Fax: 917-849-6380 / 917-849-5583
Attention: Jerome Duval / Eden Rahman
Email: NYShipFinance@ca-cib.com /
jerome.duval@ca-cib.com / eden.rahman@ca-
cib.com

For operational matters:
Dept: Agency and Middle-Office for Shipping
9 quai du Président Paul Doumer
92920 Paris la Défense Cedex, France
Tel: +33141892079
Fax: +33141891934
Attn: Clementine Costil / Romy Roussel
Email: clementine.costil@ca-cib.com /
romy.roussel@ca-cib.com

SCHEDULE III

SUBSIDIARIES

NAME OF SUBSIDIARY	DIRECT OWNER	OWNERSHIP PERCENTAGE (DIRECT OR INDIRECT) BY BORROWER

DSS 7 LLC	DSS Vessel IV LLC	100%

DSS 8 LLC	DSS Vessel IV LLC	100%

SCHEDULE IV-A

REQUIRED INSURANCE

Insurance to be maintained on each Collateral Vessel:

(a)          The Parent Guarantor shall, and shall cause each Credit Party to, at the Parent Guarantor’s expense, keep each Collateral Vessel insured with insurers and protection and indemnity clubs or associations of internationally recognized reputation, and placed in such markets, on such terms and conditions, and through brokers, reasonably satisfactory to the Collateral Agent (it being understood that AON, Marsh and JLT Specialty USA are satisfactory) and under forms of policies approved by the Collateral Agent against the risks indicated below and such other risks as the Collateral Agent may reasonably specify from time to time; however, in no case shall the Collateral Agent specify insurance in excess of the customary insurances purchased by first-class owners of comparable vessels:

(i)          Marine and war risk, including terrorism, confiscation, London Blocking and Trapping Addendum and Missing Collateral Vessel Clause, hull and machinery insurance, hull interest insurance and freight interest insurance, together in an amount in U.S. dollars at all times equal to or greater than the greater of (x) its Appraised Value and (y) 120% of the aggregate principal amount of Initial Term Loans and Upsize Loans outstanding under the Credit Facilities. The insured value for hull and machinery required under this clause (i) for each Collateral Vessel shall at all times be in an amount equal to the greater of (x) eighty per cent (80%) of the Appraised Value of the Collateral Vessel and (y) the aggregate principal amount of all Initial Term Loans and Upsize Loans outstanding under the Credit Facilities, and the remaining machine and war risk insurance required by this clause (i) may be taken out as hull and freight interest insurance.

(ii)         Marine and war risk protection and indemnity insurance or equivalent insurance (including coverage against liability for crew, fines and penalties arising out of the operation of the Collateral Vessel, insurance against liability arising out of pollution, spillage or leakage, and workmen’s compensation or longshoremen’s and harbor workers’ insurance as shall be required by applicable law) in such amounts approved by the Collateral Agent; provided, however, that insurance against liability under law or international convention arising out of pollution, spillage or leakage shall be in an amount not less than the greater of:

(y)          the maximum amount reasonably available from the International Group of Protection and Indemnity Associations (the “International Group”) or alternatively such sources of pollution, spillage or leakage coverage as are commercially available in any absence of such coverage by the International Group as shall be carried by prudent shipowners engaged in similar trades; and

(z)          the amounts required by the laws or regulations of the United States of America or any applicable jurisdiction in which the Collateral Vessel may be trading from time to time.

Schedule IV-A

(iii)        Mortgagee’s interest insurance on such conditions as the Collateral Agent may reasonably require and mortgagee’s interest insurance for pollution risks as from time to time agreed, satisfactory to the Collateral Agent and for an amount in U.S. dollars approved by the Collateral Agent but not being less than 110 % of the sum of the aggregate principal amount of Initial Term Loans and Upsize Loans outstanding pursuant to the Credit Agreement, the Parent Guarantor, the Borrower and the Collateral Vessel Owner having no interest or entitlement in respect of such policies; all such mortgagee’s interest insurance cover shall be obtained directly by the Collateral Agent and the Collateral Agent undertakes to use its best endeavors to match the premium level that the Parent Guarantor would have paid if they had arranged such cover on such conditions (as demonstrated by the reasonable satisfaction of the Collateral Agent), provided that in no event shall the Parent Guarantor be required to reimburse the Collateral Agent for any such costs in excess of the premium level then available to the Collateral Agent in the market.

(iv)        While the Collateral Vessel is idle or laid up, at the option of the Parent Guarantor or the Borrower and in lieu of the above-mentioned marine and war risk hull insurance, port risk insurance insuring the Collateral Vessel against the usual risks encountered by like vessels under similar circumstances.

(b)          The marine and commercial war-risk insurance required in this Schedule IV-A for the Collateral Vessel shall have deductibles and franchises in amounts reasonably satisfactory to the Collateral Agent.

All insurance maintained hereunder shall be primary insurance without right of contribution against any other insurance maintained by the Collateral Agent. Each policy of marine and war risk hull and machinery insurance with respect to each Collateral Vessel shall, if so requested by the Collateral Agent, provide that the Collateral Agent shall be a named insured in its capacity as mortgagee and as loss payee. Each entry in a marine and war risk protection indemnity club with respect to each Collateral Vessel shall note the interest of the Collateral Agent. The Administrative Agent, the Collateral Agent and each of their respective successors and assigns shall not be responsible for any premiums, club calls, assessments or any other obligations or for the representations and warranties made therein by the Parent Guarantor, any of the Parent Guarantor’s Subsidiaries or any other Person. In addition, the Parent Guarantor shall reimburse the Administrative Agent for the commercially reasonable cost of Mortgagee’s Interest Insurance and MAPP which the Administrative Agent will take out on the Collateral Vessel upon such terms and in such amounts as the Administrative Agent shall deem appropriate.

(c)          The Collateral Agent shall from time to time obtain a detailed report signed by a firm of marine insurance brokers acceptable to the Collateral Agent with respect to P & I entry, the hull and machinery and war risk insurance carried and maintained on the Collateral Vessel, together with their opinion as to the adequacy thereof and its compliance with the provisions of this Schedule IV-A. At the Parent Guarantor’s expense, the Parent Guarantor will instruct its insurance broker (which, for the avoidance of doubt shall be a different insurance broker from the firm of marine insurance brokers referred to in the immediately preceding sentence) and the P & I club or association providing P & I insurance referred to in part (a)(ii) of this Schedule IV-A, to agree to advise the Collateral Agent by electronic mail of any expiration, termination, alteration or cancellation of any policy, any default in the payment of any premium and of any other act or omission on the part of the Parent Guarantor or any of its Subsidiaries of which the Parent Guarantor has knowledge and which might invalidate or render unenforceable, in whole or in part, any insurance on the Collateral Vessel, and to provide an opportunity of paying any such unpaid premium or call, such right being exercisable by the Collateral Agent on the Collateral Vessel on an individual and not on a fleet basis. In addition, the Parent Guarantor shall promptly provide the Collateral Agent with any information which the Collateral Agent reasonably requests for the purpose of obtaining or preparing any report from the Collateral Agent’s independent marine insurance consultant as to the adequacy of the insurances effected or proposed to be effected in accordance with this Schedule IV-A as of the date hereof or in connection with any renewal thereof, and the Parent Guarantor shall upon demand indemnify the Collateral Agent in respect of all reasonable fees and other expenses incurred by or for the account of the Collateral Agent in connection with any such report, provided that the Collateral Agent shall be entitled to such indemnity only for one such report during a period of twelve months.

Schedule IV-A

The underwriters or brokers shall furnish the Collateral Agent with a letter or letters of undertaking to the effect that:

(i)          they will hold the instruments of insurance, and the benefit of the insurances thereunder, to the order of the Collateral Agent in accordance with the terms of the loss payable clause referred to in the relevant Assignment of Insurances for the Collateral Vessel;

(ii)         they will have endorsed on each and every policy as and when the same is issued the loss payable clause, to be in the excess of $2,500,000, and the notice of assignment referred to in the relevant Assignment of Insurances for the Collateral Vessel; and

(iii)        they will not set off against any sum recoverable in respect of a claim against any Collateral Vessel under the said underwriters or brokers or any other Person in respect of any other vessel nor cancel the said insurances by reason of non-payment of such premiums or other amounts.

All policies of insurance required hereby shall provide for not less than 14 days prior written notice (seven days in respect of war risks) to be received by the Collateral Agent of the termination or cancellation of the insurance evidenced thereby. All policies of insurance maintained pursuant to this Schedule IV-A for risks covered by insurance other than that provided by a P & I Club shall contain provisions waiving underwriters’ rights of subrogation thereunder against any assured named in such policy and any assignee of said assured, only to the extent such underwriters agree to so waive rights of subrogation (provided that it is understood and agreed that the Borrower shall use commercially reasonable efforts to obtain such waivers). The Parent Guarantor shall, and shall cause each Credit Party to, assign to the Collateral Agent its full rights under any policies of insurance in respect of each Collateral Vessel in accordance with the terms contained herein (and, for the avoidance of doubt, such assignments shall include any additional value of any insurance that exceeds the values expressly required herein in respect of each Collateral Vessel). The Parent Guarantor agrees that it shall, and shall cause each Credit Party to, deliver unless the insurances by their terms provide that they cannot cease (by reason of nonrenewal or otherwise) without the Collateral Agent being informed and having the right to continue the insurance by paying any premiums not paid by the Parent Guarantor, receipts showing payment of premiums for Required Insurance and also of demands from the Collateral Vessel’s P & I underwriters to the Collateral Agent at least two (2) days before the risk in question commences.

Schedule IV-A

(d)          Unless the Collateral Agent shall otherwise agree, all amounts of whatsoever nature payable under any insurance must be payable to the Collateral Agent for distribution first to itself and thereafter to the Parent Guarantor or others as their interests may appear, provided that, notwithstanding anything to the contrary herein, until otherwise required by the Collateral Agent by notice to the underwriters upon the occurrence and continuance of an Event of Default hereunder, (i) amounts payable under any insurance on the Collateral Vessel with respect to protection and indemnity risks may be paid directly to (x) the Parent Guarantor to reimburse it for any loss, damage or expense incurred by it and covered by such insurance or (y) the Person to whom any liability covered by such insurance has been incurred, and (ii) amounts payable under any insurance with respect to the Collateral Vessel involving any damage to the Collateral Vessel not constituting an Event of Loss, may be paid by underwriters directly for the repair, salvage or other charges involved or, if the Parent Guarantor shall have first fully repaired the damage or paid all of the salvage or other charges, may be paid to the Parent Guarantor as reimbursement therefor; provided, however, that if such amounts (including any franchise or deductible) are in excess of U.S. $2,500,000, the underwriters shall not make such payment without first obtaining the written consent thereto of the Collateral Agent and the loss payable clauses pertaining to such insurances shall be endorsed to that effect.

(e)          All amounts paid to the Collateral Agent in respect of any insurance on the Collateral Vessel shall be disposed of as follows (after deduction of the expenses of the Collateral Agent in collecting such amounts):

(i)          any amount which might have been paid at the time, in accordance with the provisions of paragraph (d) above, directly to the Parent Guarantor or others shall be paid by the Collateral Agent to, or as directed by, the Parent Guarantor;

(ii)         all amounts paid to the Collateral Agent in respect of an Event of Loss of the Collateral Vessel shall be applied by the Collateral Agent to the payment of the Financial Indebtedness hereby secured pursuant to Section 4.02(b) of the Credit Agreement; and

(iii)        all other amounts paid to the Collateral Agent in respect of any insurance on the Collateral Vessel may, in the Collateral Agent’s sole discretion, be held and applied to the prepayment of the Obligations or to making of needed repairs or other work on the Collateral Vessel, or to the payment of other claims incurred by the Parent Guarantor or any of its Subsidiaries relating to the Collateral Vessel, or may be paid to the Borrower or whosoever may be entitled thereto.

(f)          In the event that any claim or lien is asserted against any Collateral Vessel for loss, damage or expense which is covered by insurance required hereunder and it is necessary for the Parent Guarantor to obtain a bond or supply other security to prevent arrest of such Collateral Vessel or to release the Collateral Vessel from arrest on account of such claim or lien, the Collateral Agent, on request of the Parent Guarantor, may, in the sole discretion of the Collateral Agent, assign to any Person, firm or corporation executing a surety or guarantee bond or other agreement to save or release the Collateral Vessel from such arrest, all right, title and interest of the Collateral Agent in and to said insurance covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement.

Schedule IV-A

(g)          The Parent Guarantor shall deliver to the Collateral Agent certified copies and, whenever so reasonably requested by the Collateral Agent, if available to the Parent Guarantor, the originals of all certificates of entry, cover notes, binders, evidences of insurance and policies and all endorsements and riders amendatory thereof in respect of insurance maintained pursuant to Section 7.03 of the Credit Agreement and this Schedule IV-A for the purpose of inspection or safekeeping, or, alternatively, satisfactory letters of undertaking from the broker holding the same. The Collateral Agent shall be under no duty or obligation to verify the adequacy or existence of any such insurance or any such policies, endorsement or riders.

(h)          The Parent Guarantor will not, and will not permit any Credit Party to, execute or permit or willingly allow to be done any act by which any insurance may be suspended, impaired or cancelled, and that it will not permit or allow any Collateral Vessel to undertake any voyage or run any risk or transport any cargo which may not be permitted by the policies in force, without having previously notified the Collateral Agent in writing and insured such Collateral Vessel by additional coverage to extend to such voyages, risks, passengers or cargoes.

(i)          In case any underwriter proposes to pay less on any claim than the amount thereof, the Parent Guarantor shall forthwith inform the Collateral Agent, and if a Default, Event of Default or an Event of Loss has occurred and is continuing, the Collateral Agent shall have the exclusive right to negotiate and agree to any compromise.

(j)          The Parent Guarantor will, and will cause each Credit Party to, comply with and satisfy all of the provisions of any applicable law, convention, regulation, proclamation or order concerning financial responsibility for liabilities imposed on the Parent Guarantor, its Subsidiaries or the Collateral Vessels with respect to pollution by any state or nation or political subdivision thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation, proclamation or order with respect to the trade in which the Collateral Vessels are from time to time engaged and the cargo carried by it.

Schedule IV-B

VESSEL INSURANCE

Credit Party	Interest	Sum Insured	Deductible

Diamond S Shipping II LLC	Hull & Machinery	80% of Total Sum Insured	$150,000 any one accident or occurrence
	Increased Value of H&M	20% of Total Sum Insured	Nil
	War Risk H&M	100% of Total Sum Insured	Nil
	Cash In Transit	$50,000 any one transit	Nil
	Kidnap & Ransom	K&R Limit = $10,000,000 KR-LOH Limit = $19,400 per day for 240 days (Total LOH Limit $4,656,000)	Nil
	Protection & Indemnity	Per Club Rules with Oil Pollution @ $1 Billion Per Club Rules	Standard Club: $4,500 any one event - crew claims $7,000 any one event - collision claims $7,000 each single voyage - cargo claims $7,000 any one event - all other claims
North of England: $12,000 any one event - crew claims $25,000 any one event - collision claims $12,000 each single voyage - cargo claims $10,000 any one event - all other claims
	Freight Demurrage & Defence	Per Club Rules	25% in respect of each claim, subject to a minimum of $10,000
	Shipowner's Liability	$100,000,000	Nil

Schedule IV-B

Credit Party	Interest	Sum Insured	Deductible

(Deviation)
	Certificate of Financial Responsibility	$2,000 per GT	Pollution Deductible of $50,000
	Drug Seizure Loss of Hire	$19,400 per day up to 180 days (Limit: USD 3,492,000)	5 days
	War Loss of Hire	$19,400 per day up to 60 days (Limit: USD 1,164,000)	7 days
	International Carrier Bond (ICB)	Bond Amount $150,000	N/A
	Canadian Carrier Code / CBSA Bond	Bond Amount CDN 25,000	N/A

SCHEDULE V

ERISA

None.

SCHEDULE VI

COLLATERAL VESSELS1

A. Initial Term Loan Vessels

Vessel Name	Registered Owner	Type	Flag	DWT	Builder’s Hull Number	Estimated Delivery Date	Contract Price	Maximum Loan Amount
Trinity	DSS 7 LLC	Suezmax	Marshall Islands	159,000	S787	Q1 2016	$68,162,110	$37,500,000

San Jacinto	DSS 8 LLC	Suezmax	Marshall Islands	159,000	S788	Q2 2016	$68,166,610	$37,500,000

1 The information in this SCHEDULE VI shall be updated for each Collateral Vessel after each Borrowing Date, and may be supplemented by written notice to the Administrative Agent and Collateral Agent prior to each such Borrowing Date pursuant to Section 6.18 of this Agreement.

B. Upsize Loan Vessel

Vessel Name	Registered Owner	Type	Flag	DWT	Builder’s Hull Number	Estimated Delivery Date	Contract Price	Maximum Loan Amount

SCHEDULE VII

NOTICE ADDRESSES

If to any Credit Party, to:

33 Benedict Place

Greenwich, CT 06830

Attention: Florence Ioannou

Facsimile: + 1 203 413 2010

Email: management@diamondsshipping.com

with copies to:

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attention: Lawrence Rutkowski

Facsimile: + 1 212 480 8421

Email: rutkowski@sewkis.com

SCHEDULE VIII

COLLATERAL VESSEL AMORTIZATION AMOUNTS2

Collateral Vessel	Trinity	San Jacinto	[Upsize Loan Vessel]
Attributable Loan Amount
Collateral Vessel Amortization Amount:
June 2016
September 2016
December 2016
March 2017
June 2017
September 2017
December 2017
March 2018
June 2018
September 2018
December 2018
March 2019
June 2019
September 2019
December 2019
March 2020
June 2020
September 2020
December 2020
March 2021
June 2021
September 2021
December 2021
March 2022
June 2022
September 2022
December 2022
Maturity Date

2 To be completed by the Administrative Agent in accordance with Section 4.02(e).